SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant     [X]

Filed by a Party other than the Registrant    [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2)).

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material under § 240.14a-11(c) of § 240.14a-12.

SOUTHERN MICHIGAN BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common Stock
	(2)	Aggregate number of securities to which transaction applies:
93,682
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$29.00 (per share price to be paid in transaction)
	(4)	Proposed maximum aggregate value of transaction:
$2,716,778
	(5)	Total fee paid:
$101.58 (total fee of $344.22 offset by initial $242.64 payment as stated below)
[ ]	Fee paid previously with preliminary materials.

[X]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
$242.64
	(2)	Form, Schedule or Registration Statement No.:
Preliminary Schedule 14A
	(3)	Filing party:
Southern Michigan Bancorp, Inc.
	(4)	Date filed:
September 3, 2004

PRELIMINARY COPY DATED OCTOBER 29, 2004

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

November __, 2004

Dear Fellow Shareholder:

          A special meeting of shareholders will be held at __: 00 a.m. on _________, November __, 2004, at Southern Michigan Bank & Trust, 51 West Pearl Street, Coldwater, Michigan.

          The purpose of the special meeting is to consider and vote on a proposed transaction that would allow us to terminate the registration of Southern Michigan common stock under the Securities Exchange Act of 1934 and eliminate significant burdens, risks and expense related to that registration. Referred to as "going private," the proposed transaction is expected to reduce the number of shareholders to fewer than 300 persons, as required for termination of the registration. The reduction in the number of shareholders would be accomplished by a merger of a newly-formed, wholly-owned subsidiary of Southern Michigan with and into Southern Michigan.

          Under the terms of the Agreement and Plan of Merger, each share of common stock owned by a record holder of fewer than 500 shares immediately prior to the effective time of the merger would be converted into the right to receive $29.00 per share in cash, and each share of common stock owned by a record holder of 500 or more shares would remain outstanding as Southern Michigan common stock after the merger. In general, a record shareholder is a shareholder who has had paper stock certificates issued and registered in the shareholder's name on the company's stock records or an account in Southern Michigan's Dividend Reinvestment Plan in the shareholder's name. Shareholders who hold shares in "street name" through banks and brokers are not record holders of those shares. Shares held for customers by banks and brokers are typically held through a depository nominee which is the holder of record of more than 500 shares, and those shares are expected to remain outstanding after the merger.

          At the special meeting, shareholders will also consider and vote on a proposed amendment to Southern Michigan's Articles of Incorporation. The amendment would prohibit certain future transfers of shares of Southern Michigan common stock unless after the transfer the receiving shareholder would own 100 or more shares of record. This amendment is intended to slow the growth in the number of our shareholders in the future, thus avoiding or delaying the need to again register. Approval of the amendment is contingent on shareholder approval of the Agreement and Plan of Merger.

          Our Board of Directors has approved the going private transaction and the amendment and believes they are in the best interest of all Southern Michigan shareholders. The board recommends that you vote FOR the proposed transaction and FOR the amendment.

Sincerely, John H. Castle Chairman of the Board

It is important that your shares be represented at the meeting. We urge you to sign and return the enclosed proxy as promptly as possible, regardless of whether you plan to attend the meeting in person. If you do attend the meeting, you may revoke your proxy and vote in person.

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

          A Special Meeting of Shareholders of Southern Michigan Bancorp, Inc. will be held at _:00 a.m. on __________, November __, 2004, at Southern Michigan Bank & Trust, 51 West Pearl Street, Coldwater, Michigan, for the purpose of considering and voting on the following matters:

(1)

A proposal to approve the Agreement and Plan of Merger, attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the Agreement and Plan of Merger: (a) each share of Southern Michigan common stock owned by a record holder of fewer than 500 shares of common stock immediately before the effective time of the merger would be converted into the right to receive from Southern Michigan $29.00 cash per share; and (b) each share of Southern Michigan common stock owned by a record holder of 500 or more shares of common stock immediately before the effective time of the merger would continue to be one share of Southern Michigan common stock after the merger. This proposal is not contingent on shareholder approval of the amendment proposal.

(2)

A proposal to approve an amendment to Southern Michigan's articles of incorporation, the text of which can be found in Appendix B to the enclosed proxy statement. This amendment would prohibit certain transfers of the surviving corporation's stock if, as a result of the transfer, the receiving shareholder would own of record fewer than 100 shares of the surviving corporation. The amendment is contingent on shareholder approval of the Agreement and Plan of Merger.

(3)	Any other business that may properly come before the meeting.

          Shareholders of record at the close of business on November ___, 2004, are entitled to notice of and to vote at the meeting and any adjournment of the meeting.

          Those shareholders who will receive cash if the merger is approved are entitled to dissent and be paid the fair value of their shares by complying with the procedures detailed in Sections 764 to 772 of the Michigan Business Corporation Act (see pages 26-28).

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the amendment, passed upon the merits or fairness of the merger or the amendment or passed upon the adequacy or accuracy of the information disclosed in this notice of special meeting of shareholders and the accompanying proxy statement. Any representation to the contrary is a criminal offense.

By Order of the Board of Directors, John H. Castle Chairman of the Board

Date:   November __, 2004

It is important that your shares be represented at the
meeting. Even if you expect to attend the meeting,

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

PRELIMINARY COPY DATED OCTOBER 29, 2004

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS

To be held November __, 2004

GENERAL INFORMATION

          This proxy statement and the accompanying notice to holders of common stock of Southern Michigan Bancorp, Inc., a Michigan corporation, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors, to be voted at a special meeting of Southern Michigan's shareholders to be held at __: 00 a.m. on __________, November ___, 2004, at Southern Michigan Bank & Trust, 51 West Pearl Street, Coldwater, Michigan, or any adjournment of that meeting. This proxy statement and accompanying proxy card were first sent or given to shareholders on November ___, 2004.

          Holders of record of common stock at the close of business on November __, 2004, will be entitled to vote at the special meeting on November __, 2004, and any adjournment of that meeting. The purpose of the meeting is to consider and vote on (i) a proposal to approve the Agreement and Plan of Merger, dated as of September 1, 2004, which will result in a merger of Southern Michigan and SMB Merger Company, a newly-formed subsidiary of Southern Michigan organized for the sole purpose of facilitating this proposed transaction; (ii) a proposal to approve an amendment to Southern Michigan's articles of incorporation; and (iii) any other business that may properly come before the meeting. The Agreement and Plan of Merger is attached to this proxy statement as Appendix A. The text of the proposed amendment is attached to this proxy statement as Appendix B.

          Pursuant to the Agreement and Plan of Merger, SMB Merger Company will merge with and into Southern Michigan, with Southern Michigan continuing as the surviving corporation after the merger. If Southern Michigan shareholders approve the Agreement and Plan of Merger, each shareholder holding of record fewer than 500 shares of common stock immediately before the effective time of the merger will be entitled to receive $29.00 per share in cash, without interest, and each shareholder holding of record 500 or more shares immediately before the effective time of the merger will continue to hold the same number of shares after the merger and will not receive any cash. The proposed amendment would prohibit certain future transfers of common stock if, as a result of the transfer, the receiving shareholder in the transaction would own of record fewer than 100 shares of common stock. The proposed amendment is contingent on shareholder approval of the Agreement and Plan of Merger.

          The merger will be effective when Southern Michigan files a certificate of merger with the Michigan Department of Labor and Economic Growth, or as otherwise specified on the certificate of merger. After the effective time of the merger, Southern Michigan anticipates it will have fewer than 300 shareholders of record. As a result, Southern Michigan would be able to terminate the registration of its common stock under the Securities Exchange Act of 1934 and eliminate significant related expenses.

          This document provides you with detailed information about the merger and the amendment. Please see "Where You Can Find More Information" on pages 39-40 for additional information about Southern Michigan on file with the Securities and Exchange Commission.

SUMMARY

          This summary briefly describes material terms of the merger and the amendment. To fully understand the proposed merger and amendment, we encourage you to read carefully the entire proxy statement. The actual terms of the merger are found in the Agreement and Plan of Merger, which is attached to this proxy statement as Appendix A. The text of the proposed amendment is in Appendix B.
•

The merger would result in a reduction in the number of Southern Michigan shareholders of record. This reduction is expected to permit Southern Michigan to terminate the registration of its common stock under the Securities Exchange Act of 1934. (See page 24.)

•

The merger would be effective when a certificate of merger is filed with the Michigan Department of Labor and Economic Growth, or as otherwise specified on the certificate of merger. Southern Michigan intends to file the certificate of merger promptly following shareholder approval of the merger proposal. (See page 23.)

•

Each holder of record of 500 or more shares of Southern Michigan common stock immediately prior to the effective time of the merger will continue to be a holder of the same number of shares he or she owned prior to the effective time. (See page 7.)

•	Continuing Southern Michigan shareholders following the effective time of the merger will not be entitled to any cash payment as a result of the merger. (See page 22.)

•

Each holder of record of fewer than 500 shares of Common Stock immediately prior to the effective time of the merger will be entitled to receive only cash, without interest, in the amount of $29.00 for each share of common stock held immediately prior to the effective time. (See page 7.)

•	Following the effective time of the merger, shareholders who are entitled to be paid cash for their shares will no longer be shareholders of Southern Michigan. (See page 7.)

•

Each holder of record of fewer than 500 shares of common stock immediately prior to the effective time of the merger may elect to dissent from the merger and have the amount of their cash payment determined by a court. See pages 26 - 28 for a detailed discussion of the procedures, costs and risks of exercising dissenters' rights.

•

It is likely that all shares held in "street name" accounts with brokerage firms, banks and other investment institutions at the effective time of the merger will remain outstanding after the merger. Shareholders who own fewer than 500 shares in a "street name" account with a broker, bank or other investment institution will not be cashed out as a result of the merger if the investment institution holds of record 500 or more shares immediately prior to the effective time of the merger. (See page 7.)

•

The proposed amendment is expected to help slow the growth in the number of shareholders, thus avoiding or delaying the need to again register the common stock under the Securities Exchange Act of 1934. The amendment will be effective when Southern Michigan files a certificate of amendment with the Michigan Department of Labor and Economic Growth. Southern Michigan intends to file the certificate of amendment promptly following shareholder approval of the amendment proposal. (See pages 30-31.)

•	The amendment will not take effect unless the shareholders approve the merger. (See page 31.)

•

As a result of the merger, Southern Michigan anticipates that it will be able to terminate the registration of its common stock under the Securities Exchange Act of 1934. This means Southern Michigan would no longer publicly file financial information nor incur the burdens, risks and expense associated with being subject to this act. (See pages 25-26.)

•

Following the completion of the merger, Southern Michigan's common stock would no longer be traded on the OTC Bulletin Board and the public would have access to less information about Southern Michigan. In addition, the merger may negatively affect the good will of some customers of Southern Michigan Bank & Trust. (See pages 11-12.)

•

Southern's directors and officers have, or may appear to have, a conflict of interest in voting for and recommending the approval of the merger. As a result of the merger, directors and officers' holdings, as a group, are expected to increase from approximately 3.7% to 3.9% of Southern's common stock. (See page 26.)

•

The merger is expected to be taxable to those shareholders who receive cash for their shares. These shareholders are expected to recognize gain or loss for federal, and possibly state and local, income tax purposes when they receive cash for their shares. They will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of common stock. These shareholders should consult their personal tax advisors for a full understanding of the merger's tax consequences. (See pages 28-30.)

•

Southern Michigan's financial advisor, Donnelly Penman & Partners, has given the Board of Directors a written opinion that the cash consideration to be paid to shareholders who receive cash is fair from a financial point of view. (See pages 15-22.) A copy of this opinion is attached to this proxy statement as Appendix C.

•

The Board of Directors has determined that the proposed merger and amendment are each substantively and procedurally fair to and in the best interests of Southern Michigan and its shareholders, including all unaffiliated shareholders. The board has also determined that the price of $29.00 per share paid to those holders receiving cash for their shares is a fair price.

•	The board recommends that shareholders vote FOR the Agreement of Plan of Merger proposal and FOR the amendment proposal.

          This proxy statement contains forward-looking statements. The forward-looking statements are based on management's beliefs, assumptions, current expectations, estimates and projections about the merger, the Agreement and Plan of Merger, the amendment, the company itself, the economy and the banking industry itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements include financial forecasts, which are of limited value due to the fact that they are only judgments which are dependent upon many assumptions and factors beyond the control of Southern Michigan; and Southern Michigan makes no representations or warranties regarding the accuracy of these forecasts. The forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted. Risk factors include, but are not limited to, changes in banking laws and regulations; changes in securities and tax laws; changes in governmental and regulatory policy; changes in the national and local economy; changes in costs and other assumptions used in forecasting management's expectations concerning the costs and cost savings associated with the merger; the ability of the company to implement effectively the merger; and the ability to and speed with which the company may achieve all cost savings anticipated from the merger. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a forward-looking statement.

QUESTIONS AND ANSWERS

          The questions and answers below are a summary of items described in this proxy statement. To fully understand the merger and the amendment, you are encouraged to read carefully the entire proxy statement.

Why has the Board of Directors chosen this course of action?

          The Board of Directors has approved the merger so that Southern Michigan will no longer incur the burdens, risks and expense associated with its obligations as a reporting company under the Securities Exchange Act of 1934.

What is a merger?

          A merger is a mechanism by which two companies are combined into a single, surviving company. Southern Michigan will be the company that survives the proposed merger.

When will this happen?

          If the shareholders approve the merger and the amendment, the effective time of the merger and the amendment is expected to be shortly after the special meeting of shareholders.

What is "going private?"

          The term "going private" is used within this proxy statement to mean the transformation of Southern Michigan from a company that is obligated to file periodic reports and comply with other requirements under the Securities Exchange Act of 1934 (a "reporting company") to a company with less than 300 shareholders that is no longer subject to those requirements. This transformation is expected to take place after the effective time of the merger. Southern Michigan has decided to go private to eliminate the burdens, risks and expense associated with being a reporting company.

What will happen if I own fewer than 500 shares?

          Shareholders who hold of record fewer than 500 shares immediately prior to the effective time of the merger will, as a result of the merger, no longer be shareholders of Southern Michigan. This means that they will no longer have voting rights or the right to receive dividends or distributions from Southern Michigan. They will be paid $29.00 in cash for each pre-merger share they held.

What if I own 500 or more shares?

          Shareholders who hold of record 500 or more shares immediately prior to the effective time of the merger will continue to hold the same number of shares following the effective time of the merger. These shareholders will not receive cash in connection with the merger.

How will I receive my cash following the merger?

          After the effective time of the merger, Southern Michigan will send transmittal documents to former shareholders entitled to receive cash. These documents will explain how you should turn in your old share certificates in exchange for cash. If applicable, Southern Michigan will pay you for your old shares after you have surrendered your old share certificates.

Should I send in my share certificates now?

          No. After the merger is complete, Southern Michigan will send written transmittal materials for surrendering share certificates to persons who held of record fewer than 500 shares of common stock immediately before the effective time of the merger.

What is the purpose of the amendment?

          The amendment will allow Southern Michigan to slow the growth of its shareholder base by limiting transfers creating "odd lot" shareholders (i.e., those holding of record fewer than 100 shares).

Will the merger affect Southern Michigan Bank & Trust?

          No. Southern Michigan Bank & Trust will continue to operate as a wholly owned subsidiary of Southern Michigan following the merger.

If I have additional questions, who can I contact?

          If you have additional questions regarding the proxy, this proxy statement, the merger, the amendment or related matters, you should contact: John H. Castle, Chairman and Chief Executive Officer of the company at (517) 279-5500.

SPECIAL FACTORS

Reasons for the Merger

          The Board of Directors believes that the benefits derived by Southern Michigan Bancorp, Inc. (the "Company" or "Southern Michigan") and its shareholders from being a reporting company are outweighed by the substantial burdens, risks and expense associated with being a reporting company. The purpose of the proposed merger (the "Merger") with SMB Merger Company ("SMB Merger Co.") is to permit the Company to terminate the registration of its common stock (the "Common Stock") under the Securities Exchange Act of 1934 (the "Exchange Act") and thus eliminate its reporting and other obligations under Exchange Act. The Merger is expected to make that possible by causing the Company to have fewer than 300 shareholders of record.

          Management estimates that being subject to the Exchange Act presently causes the Company to incur incremental expense for legal, accounting and other direct and indirect costs. Anticipated expenses for 2005 associated with being a reporting company (including an estimated $100,000 of one-time direct and indirect costs relating primarily to implementing the controls, procedures and auditor review required to comply with Section 404 of the Sarbanes-Oxley Act of 2002) are expected to be more than $315,000. Costs for 2003, before the full implementation of Sarbanes-Oxley requirements, were approximately $115,000; the 2004 costs are estimated to exceed $165,000. See "The Transaction-Termination of Exchange Act Registration" (pages 25-26) for a more detailed discussion of these costs.

          Passage of the Sarbanes-Oxley Act of 2002 has subjected, and will subject, the Company and its directors and officers to additional burdens, risks and expense that are substantial in scope. The new corporate governance, accounting, internal control and liability provisions of the Sarbanes-Oxley Act, while arguably appropriate for large public companies such as Enron and WorldCom, are believed by the Board of Directors to place a disproportionately high burden on the management and financial resources of relatively small companies such as Southern Michigan. Bank holding companies and banks, such as the Company and its subsidiary Southern Michigan Bank & Trust (the "Bank"), are already subject to a comparatively high degree of supervision, regulation and examination by state and federal bank regulatory agencies. Bank regulatory requirements are in some cases similar to those of the Sarbanes-Oxley Act.

          The Company would be able to terminate the registration of its Common Stock and relieve itself of some of the legal duties, risks and expense associated with being a reporting company, if it had fewer than 300 shareholders of record. These legal duties and risks include the filing of periodic reports, compliance with transaction reporting and short-swing profit rules, mandatory officer certification of the accuracy of financial statements and potential exposure to claims alleging short swing trading or misrepresentations or omissions in documents filed with the Securities and Exchange Commission ("SEC"). See "The Transaction-Termination of Exchange Act Registration" (pages 25-26) for a more detailed discussion of these duties and risks.

          As of May 4, 2004, the Company had 517 shareholders of record. Of those shareholders, approximately 300 shareholders held fewer than 500 shares. These numbers changed after the going private transaction was made public. As of October 25, 2004, the Company had 621 shareholders of record. Of those shareholders, approximately 419 shareholders hold fewer than 500 shares. The shares held by holders of fewer than 500 shares represent in the aggregate approximately 5.1% of the Company's outstanding shares. Ownership of the 94.9% of the Company's shares held by holders of 500 or more shares is well dispersed, with one shareholder (who is not a director) beneficially owning 8.0% of the shares and no other single shareholder beneficially owning more than 5% of the shares.

          The Board of Directors recognizes and has carefully considered the possibility that some holders of fewer than 500 shares would prefer to keep their shares. The Board of Directors is mindful of the fact that some of its smaller shareholders are both shareholders and Bank customers of long standing. It is expected that some holders of fewer than 500 shares will be able to retain their shares by acquiring additional shares or consolidating family holdings so that they hold of record 500 or more shares immediately prior to the effective time of the Merger. The Board of Directors sincerely regrets the fact that some smaller shareholders who would prefer to retain their shares will be paid cash for their shares. The Board of Directors selected the price to be paid for shares in the Merger, which significantly exceeded reported trading prices immediately prior to the Board of Directors' discussion and public disclosure of the proposed merger, in part with the intention of compensating small shareholders for having their shares purchased against their wishes.

          SMB Merger Co. is a wholly owned subsidiary of the Company and was organized solely for the purpose of facilitating the Merger. As a result SMB Merger Co.'s purpose and reasons for engaging in the merger transaction are the same as those of Southern Michigan.

Effects of the Merger

          The Merger is structured as a going private transaction because it is intended to and, if completed, will likely enable the Company to terminate the registration of its Common Stock and thus eliminate the Company's reporting requirements and the other burdens, risks and expenses associated with being a reporting company under the Exchange Act. As a result of the Merger, it is expected that the Company will no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Exchange Act. In addition, officers of the Company will no longer be required to certify the accuracy of the Company's financial statements and reports. For more information regarding this registration termination and associated effects, see "The Transaction-Termination of Exchange Act Registration" (pages 25-26). The Merger has been structured with the expectation that upon consummation of the Merger the Company will have fewer than 300 record holders of its shares of Common Stock.

          The Company organized SMB Merger Co. solely to facilitate the Merger. SMB Merger Co. will be merged with and into the Company pursuant to the terms of the Agreement and Plan of Merger (the "Plan of Merger"). The Company will be the surviving corporation to the Merger; SMB Merger Co. will cease to exist following the Merger and its outstanding shares of common stock (all of which are held by the Company) will be cancelled for no consideration. The Merger will be effective when Southern Michigan files a Certificate of Merger with the Michigan Department of Labor and Economic Growth or as otherwise specified on the Certificate of Merger (the "Effective Time").

          The Merger is expected to benefit the Company by reducing the burdens, risks and expenses associated with being a reporting company. However, the Merger may also result in adverse effects for some shareholders. The Common Stock would no longer be quoted on the OTC Bulletin Board, possibly reducing the liquidity of the Company's stock. Following deregistration, shareholders would have access to less information about the Company. Officers will no longer be required to personally certify the Company's financial statements. Those shareholders being cashed-out may not wish to do so and would not have the opportunity to participate in the Company's future growth and earnings (if any). The Merger may negatively affect the good will of some of the Bank's customers. These adverse effects are expected to be shared by both affiliated and unaffiliated shareholders. See "Special Factors - Fairness; Recommendation of Board of Directors" for a more detailed discussion of these effects (pages 10-15).

          If completed, the Merger will have the following effects.

          Shareholders Owning Fewer than 500 Shares. Each share of Common Stock owned of record by a holder of fewer than 500 shares immediately prior to the Effective Time will be converted, pursuant to the terms of the Plan of Merger, into the right to receive a cash payment of $29.00 per share. As of the Effective Time, holders of these shares will have no further interest in the Company. These shareholders will not have to pay any service charges or brokerage commissions in connection with the Merger or the cash payments to them, unless a bond is required for a lost stock certificate.

          Shareholders Owning 500 or More Shares. Each share of Common Stock owned of record by a holder of 500 or more shares immediately prior to the Effective Time will remain outstanding and continue to represent one share of Common Stock following the Merger.

          Beneficial owners of shares held in "street name." Some beneficial owners of shares hold shares in accounts with banks, brokerage firms and other investment institutions. Typically, shares held in such accounts are registered in the name of the bank, broker, investment institution, or in the name of its depository or nominee. Shares held in this way are referred to as shares held in "street name". Typically, these institutions co-mingle the shares held for multiple customers. The right to retain stock or receive cash as a result of the Merger will be determined with reference to the size of the stock holding as it appears on the company's list of record shareholders as of the Effective Time. Thus, the rights of a beneficial owner of shares held in street name will be determined with reference to the size of the aggregate record holding of their bank, broker, financial institution or its depository or nominee as that holding appears on the stock records of the Company, and not with reference to the number of shares in the beneficial owner's street name account. It is likely that shares held in "street name" will be registered in the name of a nominee that is the record holder of more than 500 shares. Therefore, it is likely that those shares will remain outstanding following the Effective Time. Shareholders holding Common Stock in "street name" should contact their nominees to determine how they will be affected by the Merger. Beneficial owners of fewer than 500 shares in "street name" who wish to receive cash in the Merger may ask their broker to transfer shares to their name and deliver stock certificates so they can become a record holder before the Effective Time.

Background of the Merger Proposal

          Southern Michigan has been a registrant under the Exchange Act for many years. The expense and management burden of complying with Exchange Act requirements, while substantial, was not previously considered by management and the Board of Directors to be unacceptable.

          However, the expense and management burden resulting from being registered under the Exchange Act began to increase dramatically following passage of the Sarbanes-Oxley Act in July of 2002. Most of the requirements and liabilities imposed by the Sarbanes-Oxley Act attach to companies which have a class of securities registered under the Exchange Act and do not apply to companies that do not have a class of securities registered under the Exchange Act. Following the passage of the Sarbanes- Oxley Act, the burdens, risks and expense imposed on Exchange Act registrants increased substantially and incrementally as the effective dates of the various requirements of the law and regulations issued by the SEC under the law arrived.

          Since 2002, management became progressively more aware of the alternative of going private, as that alternative was presented in conferences and business publications and discussed very generally with the company's advisers. In 2003, management became aware of going private proposals being presented by other similarly situated community bank holding companies.

          Most of the requirements of the Sarbanes-Oxley Act are now effective and applicable to the Company, and the Company has implemented procedures intended to comply with those requirements. However, one very substantial requirement of the Act, Section 404, will first be applicable to the company in 2005. In general terms, Section 404 of the Sarbanes-Oxley Act will require that management include in each annual report an assessment of the effectiveness of the internal control structure and procedures of the issuer for financial reporting. Further, it will require that the Company's registered public accounting firm attest to, and report on, this assessment. These requirements are expected to result in two significant increased expenses: a one-time expense and investment of management time to implement the requirements in 2005 and increased annual expenses and requirements for management time after 2005.

          On May 4, 2004, the Audit Committee of the Board of Directors, Messrs. H. Kenneth Cole, Gregory J. Hull, Nolan E. Hooker and Ms. Marcia Albright, each of whom is an independent director, met with Mr. Dan Mills, the engagement partner of Crowe Chizek and Company LLC, the Company's independent public accounting firm. At that meeting, the Audit Committee received a presentation on Section 404 and the procedures that would be required to implement and comply with Section 404. The Audit Committee was advised that the Company should expect to spend at least 2,000 management hours documenting and testing internal controls, that it should expect audit fees for complying with Section 404 to be in the range of an additional 50 to 100% of current annual audit fees and that fees associated with initial implementation would be even higher. There was a general discussion of the costs of compliance with Section 404 specifically, and the Sarbanes-Oxley Act and the Exchange Act generally, and the administrative burdens of complying with these requirements. On May 4, the Audit Committee asked management to investigate the possibility of going private and to report to the full board in May.

          On May 6, 2004, at the request of management, corporate legal counsel, Mr. Gordon R. Lewis of Warner Norcross & Judd LLP, met with management to provide advice on what a going private transaction would entail. The various alternative structures and the feasibility of a going private transaction were discussed.

          Active consideration of the strategic alternative of going private began on May 17. At a regular meeting of the board of directors held May 17, 2004, Mr. Lewis, at the request of management, provided a presentation on the process of deregistering with the SEC. The board was advised that going private would eliminate much of the expense and executive time involved in preparing annual reports, quarterly reports, and other documents filed by public companies, significantly reduce accounting expense and eliminate the need to comply with most of the provisions of the Sarbanes-Oxley Act of 2002, including the upcoming need for an independent auditor's report on the attestation of internal controls over financial reporting. Counsel noted that not being a public company could be expected to limit some potential litigation risk and result in greater privacy of business information. Various methods to reduce the number of shareholders to the level necessary to deregister, including a "freeze-out" merger, an issuer tender offer and a reverse stock split, were discussed. Counsel outlined the steps and procedures of going private. A lengthy discussion followed. At the recommendation of management and with the support of members of the Audit Committee, the board authorized management to study further the strategic alternative of going private, to incur expense in the conduct of that study and to report to the board at a later meeting.

          Management was directed to report and consult with the Audit Committee for this study. The Board of Directors instructed the Audit Committee to become involved in considering and developing the proposal because of the committee's independence, expertise and familiarity with the subject matter of the study. Boards of directors of other companies sometimes appoint special committees to consider similar proposals. The Board of Directors did not create another special committee to consider the going private transaction because it believed the Audit Committee, which consisted entirely of directors who were independent, had relevant experience and were familiar with the Company, was the group of directors most qualified to provide a thorough and independent assessment of the proposed transaction.

          At the June 21, 2004, regular board meeting, the board again discussed the possibility of going private. The board authorized the Audit Committee and management to incur expenses by financial advisors, accountants and legal professionals to make a presentation to the board on its findings and recommendations.

          At a July 1, 2004, special meeting of the Board of Directors, the board again discussed the possibility of going private and confirmed that management should continue to explore the possibility of going private. It reviewed a potential timeline for the transaction should they decide to continue and determined that the merger of a wholly owned subsidiary method would be the preferred method.

          Proposals to provide valuation advice and a fairness opinion were requested from several investment banking firms during the week of July 1. On July 19 the Audit Committee met and reviewed investment banker proposals and authorized management to engage Donnelly Penman & Partners as the financial advisor for the going private proposed transaction. Donnelly Penman & Partners was engaged on July 28, 2004, and began its analysis immediately after being engaged.

          On August 31, 2004, the Board of Directors received a presentation by management, legal counsel and Donnelly Penman & Partners concerning a proposed going private transaction. The presentation of legal counsel addressed the merger mechanism, the processes and procedures for completing the transaction, the legal requirements of the proposed transaction, the Plan of Merger and the fiduciary duties of the Board of Directors. Representatives of Donnelly Penman & Partners presented a detailed written and verbal report of their valuation opinion (see below) and advised the board that the fair market value of the Common Stock was $26.30 per share as of June 30, 2004. (As described below, this valuation opinion was subsequently updated pursuant to a request from the Company, indicating an identical revised fair market value of $26.30 per share of Common Stock as of August 30, 2004.)

          The Audit Committee of the Board of Directors, which consists entirely of independent directors, voted separately on August 31 to approve the proposed transaction and recommend to the Board of Directors that the Board of Directors approve the transaction and adopt the Plan of Merger. The Audit Committee's analysis and vote was based on the same information, reports, opinions and analyses as the full Board of Directors. The Audit Committee's vote was unanimous. A separate vote of the Audit Committee was taken because approval by an independent committee is a common element of procedural fairness in going private transactions and because of the Audit Committee's role in supervising the development of management's recommendation. After voting to approve the proposed transaction and recommend that the board approve the transaction and adopt the Plan of Merger, the members of the Audit Committee approved, as members of the Board of Directors, resolutions declaring that the Merger and Amendment are fair to and in the best interest of Southern Michigan and its shareholders (including all unaffiliated shareholders).

          After extensive discussion on August 31, the Board of Directors decided to proceed with the transaction. The board determined that the shareholders who would receive cash for their shares as a result of the transaction would be paid $29.00 per share. The Board of Directors chose a price in excess of the then current trading price and the fair value as determined by Donnelly Penman & Partners because it wished to be unquestionably fair to the shareholders who would receive cash for their shares. The board wanted to compensate these shareholders to some extent for being forced to sell and for possible taxes that would be involved. The Board of Directors believed that paying a price in excess of fair value would be fair to other shareholders as well because of the expected overall favorable impact of the transaction on the Company and its remaining shareholders, the immaterial effect of paying a premium for the small number of shares being cashed out, and a belief that this would reduce the risk of conflict with the shareholders being cashed out and mitigate any loss of good will among cashed out shareholder customers of the Bank. The board received an oral opinion from Donnelly Penman & Partners that the proposed consideration of $29.00 per share in cash was fair from a financial point of view. Donnelly Penman & Partners did not recommend the amount to be paid. Legal counsel then presented to the Board of Directors drafts of the proposed proxy statement and Schedule 13E-3 filing. There was extensive discussion of the documents with a particular focus on the summaries of the background and reasons for the proposal, the board's determination that the transaction was fair to the Company and its shareholders, including those shareholders who would receive cash in the transaction, and the basis for the board's recommendation that shareholders vote to approve the Plan of Merger.

          On August 31, the board then determined that the $29.00 per share price was a fair price and that the transaction would be in the best interests of the Company and its shareholders. The board adopted the Plan of Merger. The board determined that the Company would extend dissenters' rights to shareholders who receive cash in the Merger (although not required by law to do so), that the Company was authorized to proceed with the transaction and that the Board of Directors would recommend to shareholders that they vote for the proposed Plan of Merger and the proposed amendment (the "Amendment"). This action of the board was unanimous.

          At the October 18, 2004 meeting of the Board of Directors, the board received the updated valuation report and opinion from Donnelly Penman & Partners and ratified the action taken at the August 31, 2004 meeting. The Board of Directors adopted the analyses of Donnelly Penman & Partners in the updated valuation report and opinion as its own.

          Your Board of Directors unanimously recommends that you vote "FOR" approval of the Plan of Merger and "FOR" approval of the Amendment.

Fairness; Recommendation of Board of Directors

          The structure and terms of the Merger were determined by current management and the Board of Directors, which consists of ten persons, eight of whom are independent directors, and only two of whom are officers of the Company. The board retained Donnelly Penman & Partners, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to value the Common Stock. The cash consideration to be paid for the Common Stock under the Merger was determined by the Board of Directors, in part, based on Donnelly Penman & Partners' valuation report.

          Based in part on the valuation report and fairness opinion prepared by Donnelly Penman & Partners and the considerations set forth below, the Board of Directors has determined and reasonably believes that the Plan of Merger proposal is in the best interests of, and substantially and procedurally fair to, the Company's shareholders (including the unaffiliated shareholders) and that the Merger consideration ($29.00 per share) payable to the shareholders who will receive the cash in the Merger is fair to those shareholders. Accordingly, the Board of Directors, including all of the directors who are not employees of the Company or the Bank, unanimously approved the Merger, and recommends that the shareholders vote in favor of the Merger and the Plan of Merger. All of the members of the Board of Directors have expressed an intention to vote in favor of the Plan of Merger proposal, including all of the board members who are not employees of either the Company or the Bank.

          In reaching its decision to approve the Merger and in making its recommendation, the Board of Directors considered a number of material factors as described below.

          Positive Factors for Shareholders who Receive Cash in the Merger. The factors that the board considered positive for the shareholders who receive cash in the Merger (including unaffiliated shareholders) included:

•

The cash price per share of $29.00 offered in the Merger represents a premium of $14.60 per share (101.4%) over the June 30, 2004 book value per share of $14.40, a premium of $4.95 per share (20.6%) over the most recent trading price immediately before the August 31 board action of $24.05, and a premium of $2.70 per share (10.3%) over the $26.30 fair market value determined in the updated valuation opinion of Donnelly Penman & Partners.

•	The Merger consideration is all cash, which provides certainty of value to those shareholders and immediate liquidity for the shareholders who receive cash in the Merger.

•	No brokerage or other transaction costs are to be incurred by shareholders who receive cash in the Merger, unless a bond is required in the event of a lost stock certificate.

          Positive Factors for Remaining Shareholders. The factors that the board considered as positive for the shareholders who will remain shareholders following the Merger, including all unaffiliated shareholders, included:

•

Remaining shareholders would realize the potential benefits of the termination of the registration of the Common Stock under the Exchange Act, including reduced expenses as a result of deregistration with the SEC.

•	Remaining shareholders would have the opportunity to participate in the Company's future growth and earnings, if any.

•

The Merger is expected to result in an accretion of net income, earnings per share and return on equity; this is a function of the decrease in the number of shares of Common Stock as a result of the Merger as well as cost savings.

•	Remaining shareholders would not be required to pay income taxes as a result of the Merger.

          Negative Factors for Shareholders Receiving Cash in the Merger. The factors that the board considered negative for the shareholders who would receive cash in the Merger (including unaffiliated shareholders) included:

•	These shareholders would not have the opportunity to participate in the Company's future growth and earnings, if any.

•	These shareholders will not be able to sell their shares at a time and for a price of their choosing.

•	These shareholders may be required to pay income tax on the receipt of cash in the Merger.

          Negative Factors for Remaining Shareholders. The factors that the board considered negative for the shareholders who will retain their shares in the Merger, including all unaffiliated shareholders, included:

•	The Merger may negatively affect good will of certain of the Bank's customers.

•

The $29.00 per share paid to those shareholders being cashed out represents a premium over the fair market value as analyzed by Donnelly Penman & Partners. For the reasons described on page 9 above, the board considered this premium to be fair to all shareholders involved.

•	After the Common Stock is deregistered, the shareholders will have access to less information about the Company.

•

If the Amendment proposal is approved by the shareholders, there may be reduced liquidity in the market for shares of Common Stock due in part to the trading restrictions imposed as a result of the Amendment.

•

After the completion of the Merger the Company's stock will not be quoted on the OTC Bulletin Board, which may reduce liquidity in the Company's stock. However, trading of the Common Stock on the OTC Bulletin Board is limited and sporadic, and the Common Stock may be quoted in the over-the-counter market on the Pink Sheets following the Effective Time.

          Although the board considered the negative factors described above, it concluded that the benefits of the positive factors outweighed the detriments of the negative factors and that the proposed transaction was substantively and procedurally fair to and in the best interest of the Company's shareholders, including unaffiliated shareholders.

          Fair Price Considerations. The Board of Directors selected a price of $29.00 per share as the amount to be paid to shareholders who receive cash for their shares of Common Stock as a result of the Merger. The Board of Directors selected a price that it believed to be in excess of the fair market value of the shares, intending to at least partially compensate shareholders who receive cash for the fact that they are being required to dispose of their shares when some would probably prefer to keep their shares, and that shareholders who receive cash would likely incur some tax as a result of the Merger.

          The Board of Directors considered the following factors when selecting the purchase price and determining that it is fair:

•

Donnelly Penman & Partners' valuation opinion that the fair market value of shares of Common Stock was $26.30 per share as of June 30, 2004 (later updated to reflect the same fair market value as of August 30, 2004). The valuation report presented by Donnelly Penman & Partners included a detailed analysis of current market prices, historical market prices, going concern value and potential value in acquisition transactions. The board adopted, as part of its analysis, the analyses of Donnelly Penman & Partners. See pages 15 - 22 for a detailed discussion of these analyses.

•	There is a limited trading market for the Common Stock and not all transactions in the Company's stock are reported to the Company.

•

Bids in stock sale transactions reported to the Company in the second quarter of 2004 ranged from $23.45 to $25.00 per share; historically, bids have ranged from $15.20 to $25.00 since January 1, 2002.

•	The net book value of the Common Stock, which was $14.40 per share at June 30, 2004.

•

The perceived going concern value (using a discounted cash flow analysis) of the Company, as provided by Donnelly Penman & Partners, was $27.33 per share as of June 30, 2004 (later updated to reflect a $27.19 per share value as of August 30, 2004).

•	The Company repurchased shares during 2004 at an average price of $23.99 per share.

•	The Company has not received any offers during the last two years for mergers or acquisitions of the Company or its assets or a controlling interesting in the Company's stock.

          The Board of Directors did not consider the liquidation value of the Company when selecting the purchase price. A liquidation analysis is not believed to be a relevant factor because the liquidation of a bank or discontinuance of a bank's operations is not considered to be a viable alternative. Historically, banks have generally only been liquidated in the event of insolvency or receivership. The valuation opinion provided by the financial advisor assumed, as one method of analysis, the sale of the Company as a "whole" rather than in parts through a liquidation or dissolution, and neither the Company's management nor the board has any intention of liquidating the bank.

          Donnelly Penman & Partners' valuation opinion did not use a marketability or minority interest discount in its analysis. This type of discount would have resulted in a decreased per share valuation amount. If this discount had been used, the board's premium paid to those shareholders being cashed out would have been even more substantial than the current premium. Nevertheless, for the reasons described on page 9 above, the board considered the premium to be fair to all shareholders.

          Your Board of Directors has unanimously determined that the purchase price of $29.00 per share is a fair price.

          Fair Process Considerations. The Board of Directors delegated to the Audit Committee, which consists entirely of independent directors, authority to work with management to develop a proposal to be presented to the entire Board of Directors. The Plan of Merger proposal has been approved and recommended by the independent Audit Committee as well as the entire Board of Directors.

          Because the proposed transaction is a merger of the Company and a wholly-owned subsidiary of the Company, Michigan law would have allowed the Board of Directors to approve the Plan of Merger without a vote of shareholders. The Board of Directors has chosen to submit the Plan of Merger to the shareholders for approval and has conditioned the Merger on approval of the Plan of Merger by holders of a majority of the issued and outstanding shares of Common Stock. The board has chosen to obtain shareholders' approval to provide an additional level of assurance of fairness to shareholders who receive cash. It is expected that shareholders' approval will also reduce the risk that the Company will be subject to litigation involving the Merger and assist the Company in defending itself against any claims of unfairness, particularly in the process of the Merger. The Board of Directors has not, however, chosen to condition the Merger on approval of a majority of the shareholders who will receive cash in the transaction.

          The Board of Directors has chosen to include in the Plan of Merger a provision that will give shareholders who receive cash in the Merger the right to dissent from the Merger and petition a court to determine the fair value of their shares. This right would not have been available to shareholders in this transaction if the Board of Directors had not chosen to include it. (Shareholders considering exercising this right are cautioned, however, that exercising this right is likely to entail certain costs and risks and such shareholders should carefully consider the full discussion of dissenter's rights appearing on pages 26-28.)

          The 500 share level was chosen by management and recommended to the Board of Directors based on an analysis of the company's shareholder list as of May 4, 2004. Lower share ownership thresholds were also considered. However, shareholders are free to buy or transfer shares until the

Effective Time. It is expected that some shareholders will acquire additional shares before the Effective Time through market purchases or other transactions in order to be a holder of more than the threshold number of shares and thus remain a shareholder after the Merger. Because the number of shareholders above the threshold could increase before the Effective Time, it was necessary to select a threshold sufficiently high to make reasonable allowance for changes in the composition of the shareholder list without defeating the purpose of the proposed transaction. Other lower numbers were considered and rejected as it was believed they would have resulted in an unacceptably high risk that the transaction would not yield the desired result of having less than 300 record shareholders.

          The Board of Directors considered the following alternatives to the Merger format:

•

Reverse Stock Split. The Board of Directors considered the use of a process known as a reverse stock split as an alternative to the Merger. A reverse stock split would have involved a mechanism that proportionately decreased the number of shares of stock held by shareholders. In a reverse stock split, shareholders receive one share of stock for every 500 (for example) shares owned; those shareholders holding only fractional share interests following the split are cashed out. As a result, there are fewer shareholders. The Board of Directors did not choose this alternative because           it would have resulted in a post-split stock price that would be undesirably high, and because it would have been necessary to require all remaining shareholders to surrender their existing stock certificates to be exchanged for new stock certificates, which would be relatively burdensome for both shareholders and the Company.

•

Tender Offer. The Board of Directors also considered making a tender offer to purchase outstanding shares of Common Stock from the Company's shareholders. This alternative could have reduced the number of shareholders through their sale of Common Stock. However, it is uncertain whether this process would result in the Company having fewer than 300 shareholders-a threshold that the Company must meet in order to go private and reduce the burdens associated with being a reporting company. For this reason, the Board of Directors decided not to use this alternative.

          The Board of Directors did not consider other methods to reduce expenses as an alternative to going private. Nor did the board consider the possibility of a third party buy-out to be an alternative. It considers a buy-out to be a fundamentally different transaction and not an alternative. The Merger in no way limits the ability of the Board of Directors to seek or approve a later sale transaction. No third party expression of interest in acquiring the Company is presently before the board. Southern Michigan's non-employee directors did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the Plan of Merger or preparing a report on the fairness of the Merger. The board did not consider this option because it relied in part upon the assessment and recommendation of independent directors. The independent directors received the same information that the full Board of Directors received and considered the same factors that the board considered (as described above) when making their assessment of the transaction.

          Approval of the transaction was recommended by the Audit Committee of the Board of Directors. The Audit Committee consists entirely of independent directors. Shareholders who are expected to receive cash in the Merger represent less than 5.1% of the Common Stock. The Merger requires approval by shareholders holding a majority of the outstanding stock. Directors and officers as a group beneficially own 3.73% of the outstanding common stock of Southern Michigan. Because the shares held by directors and officers represent a small percentage of votes required to approve the transaction and because of the small percentage of shareholders receiving cash in the Merger, the board concluded that having an unaffiliated representative to act solely on behalf of shareholders who are not directors or officers of Southern Michigan and/or requiring a majority of unaffiliated shareholders to approve the transaction was not necessary. The only appraisal the Company sought in connection with the Merger was the valuation report provided by Donnelly Penman & Partners. Neither the Company nor SMB Merger Co. has made any provision in connection with the Merger to grant unaffiliated shareholders access to the Company's or SMB Merger Co.'s corporate files or to obtain counsel or appraisal services for such shareholders at the Company's or SMB Merger Co.'s expense.

          Other Considerations. It could be argued that directors may have, or appear to have, a conflict of interest in approving and recommending the proposed Merger transaction. The transaction will result in a slight increase in the percentage of ownership of all directors and officers. As a group, directors and officers own approximately 3.7% of the outstanding shares of Common Stock; following the Effective Time, the directors and officers are expected to own approximately 3.9% of the shares. However, this benefit is shared proportionally by all remaining shareholders. In addition, it is expected that the transaction will, after it is concluded, reduce the risk of litigation and liability to which directors and officers of public companies are exposed.

          The foregoing discussion of the factors considered by the Board of Directors is intended to describe and discuss in reasonable detail all material factors on which the Board of Directors relied. In view of the variety of factors considered in connection with their evaluation of the Merger proposal, the Board of Directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The board considered all the factors as a whole in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors.

Opinion of Financial Advisor

          The Company engaged Donnelly Penman & Partners to render its opinion with respect to the fair market per share value of the Company's Common Stock for purposes of evaluating the proposed transaction and the fairness of the proposed transaction. At the August 31, 2004 meeting of the Board of Directors, Donnelly Penman & Partners presented a valuation report and opinion that reflected the fair value per share of the Common Stock as of June 30, 2004, and gave an oral opinion on the fairness of the proposed $29.00 per share price offered in the Merger. Pursuant to the Company's request for a more current valuation, on October 6, 2004, Donnelly Penman & Partners delivered an updated valuation report and opinion to reflect the fair value per share of the Common Stock as of August 30, 2004 (the "Opinion"). Donnelly Penman & Partners also confirmed its verbal fairness opinion with a written fairness opinion in which it stated that, as of August 31, 2004, the $29.00 per share price offered in the Merger was fair from a financial point of view to Southern Michigan's shareholders. This fairness opinion is attached to this proxy statement as Appendix C.

          Donnelly Penman & Partners is a regional investment banking firm of recognized standing. As part of its investment banking services, they are regularly engaged in the valuation of corporate entities on a stand-alone basis or in connection with capital raising and merger and acquisition transactions. No limitations were imposed by the Company upon Donnelly Penman & Partners with respect to the investigations made or procedures followed by Donnelly Penman & Partners in rendering its Opinion.

          Donnelly Penman & Partners was selected by the Company's management, in consultation with the Audit Committee of the Board of Directors. The Company requested proposals from 5 investment banking firms and received and reviewed 3 proposals. Donnelly Penman & Partners was selected based on the firm's reputation, experience (including particularly the firm's experience with community banks in the state of Michigan) and price. No material relationship has existed during the past two years or is mutually understood to be contemplated, or compensation received or to be received, as a result of the relationship between Donnelly Penman & Partners and its affiliates and the Company and its affiliates except for the engagement described in this proxy statement. Donnelly Penman & Partners has been paid a fee of $25,000, plus reimbursement of its expenses, for performing the valuation and providing its fairness opinion.

          In arriving at its Opinion, Donnelly Penman & Partners has:

•	Reviewed the Annual Reports of the Company for the years ended December 31, 2002 through 2003 as well as interim financial statements for the seven months ended July 31, 2004;

•	Reviewed reports from the Board of Directors meetings held during the months of July and August, 2004;

•	Reviewed the Bank's Three Year Plan;

•	Compared certain financial characteristics of the Company to certain publicly held companies they deemed relevant;

•	Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

•	Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

•	Prepared a discounted cash flow analysis of the Company based on a financial forecast derived from discussions with and deemed reasonable by management of the Company; and

•	Reviewed such other data, including financial and industry data, performed such other analyses and taken into account such other matters as they deemed necessary or appropriate.

          In connection with rendering its Opinion to the Company, Donnelly Penman & Partners performed a variety of financial analyses, which are summarized below. Donnelly Penman & Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly Penman & Partners' Opinion. Donnelly Penman & Partners arrived at its Opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a valuation is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

          Donnelly Penman & Partners did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with such materials. Donnelly Penman & Partners has not reviewed any individual credit files of the Company and has assumed, without independent verification, that the reported allowances for credit losses are adequate to cover such losses.

          With respect to the comparable company analysis and comparable acquisition transaction analysis summarized below, no public company utilized as a comparison is identical to the Company, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned. The forecasted financial information furnished by the Company's management contained in or underlying Donnelly Penman & Partners' analyses is not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. In that regard, Donnelly Penman & Partners assumed, with the Company's consent, that the financial forecasts had been reasonably prepared by management on a basis reflecting the best currently available judgments of management, and that such forecasts will be realized in the amounts and at the times contemplated thereby.

          Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. The analyses performed by Donnelly Penman & Partners were assigned a weighting based on Donnelly Penman & Partners' opinion of their relative comparability and significance with regard to the specific characteristics of Southern Michigan.

          In its analyses, Donnelly Penman & Partners made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. These assumptions include: the expectation that interest rates will remain constant throughout the projection period; the expectation that general economic conditions will neither deteriorate nor improve significantly relative to their current state; the expectation that no significant industry regulations or events that would impair the Company's ability to earn income at the projected levels will occur; and the expectation that industry trading and transaction multiples will not change significantly from current values.

          The following is a brief summary of the analyses performed by Donnelly Penman & Partners in connection with its Opinion:

•

Analysis of Comparable Acquisition Transactions. Donnelly Penman & Partners analyzed bank acquisition transactions announced and/or completed since January 1, 2003. None of the comparable transactions identified represent "going private" transactions. Donnelly Penman & Partners considers the comparable transactions approach a relevant analysis in the valuation of a business. The purpose of this analysis in the Opinion is not to compare any "going private" transaction proposed by the Company to going private transactions undertaken by other financial institutions, but rather to determine an implied value for the Company based on the deal pricing metrics of recent acquisitions. Donnelly Penman & Partners considers the transactions identified as relevant because the characteristics of the target companies are similar to those of the Company and thus approximate what the value of the Company might be in an acquisition scenario. Each selling bank had total assets less than $500 million and was headquartered in Michigan, Indiana or Ohio. This analysis provided an approximate median multiple of 1.779 times price to book value (with a range of 2.607 to 1.122 times price to book value), 1.779 times price to tangible book value (with a range of 2.947 to 1.122 times price to tangible book value), 19.7 times the last 12 months ("LTM") earnings per share (with a range of 167.79 to 15.8 times LTM earnings per share) and a premium to core deposit metric of 9.8%. Median multiples are used to lessen the impact of extraordinary circumstances resulting in extreme outliers. Applying the median multiple for price to book value of 1.779 times to Southern Michigan's June 30, 2004 book value per share of $14.40 results in an implied value per share of $25.62 on a control, marketable basis. Using the same methodology, the values implied by applying the relevant multiples to Southern Michigan's tangible book value per share at June 30, 2004 of $14.02 and fully diluted earnings per share for the twelve months ended June 30, 2004 of $1.80 were found to be $24.94 per share and $35.46 per share, respectively. Applying the median premium to core deposits of 9.8% to Southern Michigan's $222.2 million in core deposits as of June 30, 2004 resulted in a calculated value of $21.8 million. When added to Southern Michigan's book value of $26.3 million as of June 30, 2004 and divided by the 1,829,297 shares outstanding at the same date, the result is an implied value per share of $25.93. Core deposits are defined as all deposits less CDs over $100,000 and brokered deposits.

In this analysis, Donnelly Penman & Partners reviewed the following transactions, identified by buyer and seller: Croghan Bancshares, Inc./Custar State Bank, First Defiance Financial Corp./Combanc Inc., Oak Hill Financial, Inc./Ripley National Bank, Dearborn Bancorp, Inc./Bank of Washtenaw, Camco Financial Corporation/London Financial Corporation, Lincoln Bancorp/First Shares Bancorp, Inc., Independent Bank Corporation/Midwest Guaranty Bancorp, Inc., Harrodsburg First Financial Bancorp, Inc./Independence Bancorp, MainSource Financial Group Inc./Peoples Financial Corporation, First Place Financial Corporation/Franklin Bancorp, Inc., Wayne Savings Bancshares, Inc./Stebbins Bancshares, Inc., Fentura Financial Inc./West Michigan Financial Corporation, Chemical Financial Corporation/Caledonia Financial Corporation, Sky Financial Group, Inc./GLB Bancorp, Inc., and Citizens First Bancorp, Inc./Metro Bancorp, Inc.

Donnelly Penman & Partners notes that no selling bank reviewed was identical to the Company and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared. In addition, Donnelly Penman & Partners considered the fact that the proposed transaction does not represent the sale of a control position and the values associated with the Analysis of Comparable Acquisition Transactions do include a control premium.

•

Analysis of Selected Comparable Companies. Donnelly Penman & Partners compared selected operating results of Southern Michigan to a select group of traded commercial banks headquartered in Michigan. The comparable set had total assets less than $500 million. Some companies meeting these criteria may have been eliminated based on lack of data as generated by SNL Financial - the source for the comparable transactions data. The selected group had approximately the following median values: $242.7 million in total assets, $22.2 million in total equity, a total risk-based capital ratio of 13.27%, LTM return on average assets of .98%, LTM return on average equity of 9.53% and a LTM efficiency ratio of 66.44%. This analysis provided valuation benchmarks including the median price multiples of 1.569 times book value, 1.748 times tangible book value and 16.0 times LTM earnings per share. Applying the median price to book value multiple to Southern Michigan's book value per share as of June 30, 2004 resulted in an implied per share value of $22.59 on a marketable basis. Using the same methodology, the implied values provided by application of the relevant multiples to Southern Michigan's June 30, 2004 tangible book value and LTM fully diluted earnings per share were found to be $24.51 per share and $28.80 per share, respectively.

In this analysis, Donnelly Penman & Partners reviewed the following companies: Capital Directions, Inc. (CTDN), Century Financial Corporation (CYFLE), ChoiceOne Financial Services, Inc. (COFS), Clarkston Financial Corporation (CKSB), Commercial National Financial Corporation (CEFC), Community Central Bank Corporation (CCBD), Community Shores Bank Corporation (CSHB), County Bank Corporation (CYBK), Dearborn Bancorp, Inc. (DEAR), Eastern Michigan Financial Corporation (EFIN), FNBH Bancorp, Inc. (FNHM), HCB Financial Corporation (HCBN), ICNB Financial Corporation (ICNB), Michigan Heritage

Bancorp, Inc. (MHBC), North County Financial Corporation (NCFC), Pavilion Bancorp, Inc. (PVLN), Pelican Financial (PFI), PSB Group, Inc. (PSBG), and University Bancorp, Inc. (UNIB).

No bank used in the above analyses as a comparison is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the trading values of the Company and the banks to which it is being compared.

•

Discounted Cash Flow Analysis. Donnelly Penman & Partners prepared a discounted dividend stream analysis of Southern Michigan, which estimated the future after tax cash flows to shareholders that the Company might produce from August 30, 2004 through December 31, 2008, as summarized in the table below. These estimates were derived from discussions with and deemed reasonable by Southern Michigan's management team. The estimates assumed that Southern Michigan's pre-tax earnings would grow at a compound annual growth rate of approximately 7.8% throughout the projection period. This assumes that Southern Michigan continues to grow their business in their home markets with gradual expansion into to new areas. Donnelly Penman & Partners typically assumes a static interest rate environment and, with the guidance of management has used this key assumption to drive the financial forecast of Southern Michigan. Donnelly Penman & Partners further assumed, with management's guidance, that the Company would make dividend payouts equal to 40% of earnings through the projection period. Additional assumptions included: loan loss reserve was 1.4% of total loans in 2004 and moved to 1.25% by 2008; net charge offs/average loans was assumed to be 0% in 2004 and 0.25% thereafter; the effective tax rate was 30% throughout the projection period; yield on earning assets and costs of borrowings remained constant throughout the projection period and was based on current yields and costs; assets grew at an average of 2.8% through the projection period; the efficiency ratio averaged 66.4% through the projection period; the net interest margin averaged 4.6% through the projection period; return on average assets was an average of 1.2% through the projection period; and return on average equity was an average of 12.7% through the projection period.

The resulting dividends were then discounted to a present value using a discount rate of 10.5%, based on Ibbotson Associates (Ibbotson Associates, "Stocks, Bonds, Bills, and Inflation," Valuation Edition 2003 Yearbook) build up method with an industry discount applicable to commercial banks, which Donnelly Penman & Partners regards as appropriate given the nature of the Company, industry risk and general economic conditions. Donnelly Penman & Partners also estimated the residual value for Southern Michigan's common stock using a price to tangible book value multiple of 1.78 times, which is an approximation derived from the analysis of tangible book value multiples in comparable transactions (see Analysis of Comparable Acquisition Transactions). This multiple is applied to the Company's estimated tangible book value at December 31, 2008 of $38.2 million. The discounted dividend analysis implied a value of $27.33 per share for Southern Michigan's common stock on a marketable basis. This analysis does not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly Penman & Partners included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

This table contains forward-looking statements. The financial forecasts in the table below are presented only for the purpose of showing the assumptions used in this valuation analysis. The forecasts are based on management's beliefs, assumptions, current expectations, estimates and projections about the Merger, the Agreement and Plan of Merger, the Company itself, the economy and the banking industry itself. Financial forecasts are of limited value due to the fact that they are only judgments which are dependent on many assumptions and factors beyond the control of the Company. These forecasts are not intended to be relied upon as a basis for expectations of future performance or investment decisions. Southern Michigan makes no representation or warranties regarding the accuracy of these forecasts, which are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Investors should not place undue reliance on these or any other forecasts or projections as actual performance will depend on many variables and could deviate substantially from the forecasts detailed below. See the bottom of page 3 for more information regarding forward-looking statements.

Discounted Cash Flow Model
Valuation Date:  August 30, 2004
($ in thousands - except per share data)
	Projected

	For the years ended December 31
	2004	2005	2006	2007	2008	2008 Takeout

Net Interest Income After Provision	$12,173	$12,406	$13,379	$14,073	$14,707
Non-interest Income	4,154	4,569	5,026	5,278	5,542
	16,327	16,975	18,405	19,351	20,248

Amortization of Intangibles	(42)	(42)	(24)	-	-
Depreciation	(787)	(822)	(922)	(957)	(992)
General & Administrative Expenses	(10,644)	(11,009)	(11,500)	(12,087)	(12,704)
Total Other Expenses	(11,473)	(11,873)	(12,447)	(13,044)	(13,696)

Income Before Taxes	4,854	5,102	5,958	6,307	6,552
Taxes @ 30%	(1,456)	(1,531)	(1,787)	(1,892)	(1,966)

Net Income	3,398	3,571	4,171	4,415	4,587

Dividend Payout	$1,359	$1,429	$1,668	$1,766	$1,835
(% Divident Payout)	40%	40%	40%	40%	40%
Present Value Factor @ 10.5% (1)	0.9835	0.9202	0.8327	0.7536	0.6820

Mid-year Discount	(680)

Present Value of Free Cash Flows	$668	$1,315	$1,389	$1,331	$1,251

Total Present Value of Cash Flows (Years 1 to 5)	$5,954
Plus: Residual Cash Flow Value	$44,109	2008 Tangible Book Value (TBV)	38,194

Indicated Equity Value	$50,063	2008 Takeout Price/TBV Multiple (2)	178.0%

Fully Diluted Shares Outstanding	1,841,518	Residual Cash Flow Value	$67,985

Equity Value Per Share (Marketable)	$27.19	Present Value Factor	0.6488

		Present Value of Residual Cash Flow	$44,109

Footnotes:
(1)

Based on the Ibbotson Associates weighted average cost of capital build up method (riskless rate + market risk premium) utilizing a 1.3% industry discount for commercial banks (data from Ibbotson Associates 2003 Yearbook - Valuation Edition).

(2)	Based on an average of Midwest transactions of comparble size since January 1, 2003.

•

Historical closing stock prices and trading volumes. Donnelly Penman & Partners analyzed the quoted trades listed on the OTC Bulletin Board for Southern Michigan Bancorp, Inc. (SOMC) for varying historical periods. Donnelly Penman & Parnters used a simple average of the closing stock price quoted for a period of 30 and 90 trading days. Only days in which the security actually traded were counted in the simple average. For the past 30 trading days, as of August 30, 2004, the historical average closing price was $24.05 with a period volume of 15,874 compiled over 13 separate trading days. For the past 90 trading days, as of August 30, 2004, the historical average closing price was $24.06 with a period volume of 69,950 compiled over 46 separate trading days. It should be noted that volume may reflect "double counting" due to both the buy and sell side of a transaction being counted. In addition, the prices and volumes displayed are per the trading information provided on the www.otcbb.com website and may not reflect all transactions that occurred over the aforementioned time period.

•

Net Book Value. The net book value or net equity method implies that a company is worth its accumulated retained earnings, or deficit, plus its original capitalization. Net book value is primarily an amount arrived at over a company's existence which reflects accounting history expressed in unadjusted dollars and not the company's potential.

In most going concerns with a viable future it can be demonstrated that these companies would change hands for more than net book value. Book value is only of importance to the extent it provides an adequate base for the continuance of operations. In most instances where a company earns a significant return on its assets (both tangible and intangible), the net book value approach is not representative of the company's intrinsic business value. We have reviewed the book value of the Company's assets in limited detail and have found net book value to be $26.3 million or $14.40 per share as of June 30, 2004.

          Donnelly Penman & Partners will typically utilize either a marketability or minority discount, or combination thereof, to value a minority share of a relatively illiquid corporation on a comparable basis. No such discounts have been applied to the Common Stock in this valuation. If such a discount were applied, it would result in a valuation that would be significantly lower than the assigned value. Donnelly Penman & Partners did not utilize a liquidation analysis in part because, as with book value, in most instances where a company earns a significant return on its assets (both tangible and intangible), the liquidation value approach is not representative of the company's intrinsic business value. In addition, the purpose of the Opinion was to determine the fair market value of the Common Stock, viewing the Company as a going concern. The liquidation of the Company is not a method of valuation considered when deriving a fair market value as a going concern.

          Donnelly Penman & Partners' Opinion was directed to the Board of Directors of the Company and did not constitute a recommendation to the Board of Directors of the Company or the existing holders of Common Stock. Its Opinion is limited solely to the value of the Common Stock as of August 30, 2004, given the relevant market and Company specific information available at the present time, and the fairness of the transaction from a financial point of view.

          On the basis of, and subject to the foregoing, Donnelly Penman & Partners is of the opinion that, as of August 30, 2004, the fair market value of the Company's Common Stock was $26.30 per share. (The initial written report reflected a fair market value of the Common Stock of $26.30 per share as of June 30, 2004.) The Company's Board of Directors determined to pay $29.00 for each share of Common Stock that will be cashed out as a result of the transaction, representing a 20.6% premium to the closing price as of August 31, 2004 and representing a 10.3% premium to the fair value of the Company's

Common Stock as updated in the Opinion. Donnelly Penman & Partners issued an oral opinion that the price of $29.00 per share to be paid to shareholders receiving cash as a result of the Merger was fair from a financial point of view to those shareholders as of August 31, 2004, the date the Board of Directors adopted the Plan of Merger and determined the $29.00 price per share.

          The Company will make the Opinion available at its principal office in Coldwater, Michigan, during regular business hours until the date of the Special Meeting for inspection and copying by any interested shareholder or representative who has been so designated in writing. Donnelly Penman & Partners has given its consent to such inspection and copying by shareholders who are making their investment decision. Donnelly Penman & Partners has consented to the reproduction of its materials in this Proxy Statement. Donnelly Penman & Partners has consented to shareholders relying upon Donnelly Penman & Partners' materials when making their investment decisions; provided that such materials do not constitute a recommendation by Donnelly Penman & Partners as to how a shareholder should vote with respect to the Plan of Merger.

THE TRANSACTION

Material Terms

          The following is a summary of certain provisions of the Plan of Merger and certain matters relating to the Merger. The following summary does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger which is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read the Plan of Merger in its entirety and to consider it carefully.

          Brief Description of Merger. If and when the Merger takes effect, SMB Merger Co. will merge with and into the Company and any shareholder who holds of record 500 or fewer shares of Common Stock immediately prior to the Effective Time will no longer be a shareholder of the Company. These shareholders will instead receive cash for their shares. All other shareholders will continue to be shareholders of the surviving company, Southern Michigan.

          To implement the Merger fully and achieve the desired goal of decreasing the burdens, risks and expense associated with reporting companies by terminating the Company's reporting obligations, the following events must occur: (i) the shareholders must approve the Plan of Merger; (ii) a certificate of merger must be filed with the Michigan Department of Labor and Economic Growth; (iii) the Company must file a final amendment to its going private Schedule 13E-3 with the SEC; and (iv) the Company must terminate its filing obligations under the Exchange Act by filing a Form 15 with the SEC.

          Consideration; Conversion and Exchange of Stock Certificates. Each shareholder holding of record fewer than 500 shares of Common Stock immediately before the Effective Time will be entitled to receive $29.00 per share in cash, without interest, and each shareholder holding of record 500 or more shares immediately before the Effective Time will continue to hold the same number of shares after the Merger and will not receive any cash. As soon as practicable after the Merger is completed, the Company will mail to each shareholder who is to receive cash a letter of transmittal and instructions for surrendering their stock certificates. When the Merger is completed, the shares of Common Stock owned by each shareholder receiving cash will automatically be converted into the right to receive cash. To receive the cash, however, such shareholders must deliver to Southern Michigan their stock certificates along with a letter of transmittal and any other required documents. No service charge will be payable by shareholders in connection with the cash payments, and all expenses will be borne by the Company, except that a bond may be required for a lost certificate. PLEASE DO NOT SEND US YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

          Dividends and Distributions. A shareholder will not be entitled to any further dividends or distributions that are declared after the Merger is completed on any shares of Common Stock that are automatically converted into cash as a result of the Merger, regardless of whether the shareholder has or has not surrendered his or her stock certificates to the Company. Each shareholder will be entitled to dividends and distributions on his or her Common Stock declared with record dates prior to the Effective Time.

          Reasons for Engaging in Merger. See "Special Factors--Reasons for the Merger" (pages 5-6).

          Vote Required. The Plan of Merger must be approved by holders of a majority of the issued and outstanding shares of Common Stock. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Common Stock entitled to vote at the meeting is necessary for a quorum. As of June 30, 2004, 1,830,005 shares of Common Stock were issued and outstanding. Of these shares, the Company's officers and directors beneficially owned approximately 68,331 (less than 4%) of such outstanding shares. Holders of a majority of the issued and outstanding shares must vote to approve the Plan of Merger proposal to authorize the transaction.

          Effective Time of the Merger. The Company expects to complete the Merger during November. However, the Company cannot guarantee that the Merger will be effective by the end of 2004.

          The Effective Time will be the time of the filing with and acceptance for record of a certificate of merger by the Michigan Department of Labor and Economic Growth, or a later time specified in the certificate of merger. The Company presently intends to file a certificate of merger as soon as practicable after the approval of the Plan of Merger proposal by the shareholders at the Special Meeting is obtained and the other conditions precedent to the consummation of the Merger have been satisfied or waived.

          Conditions to Consummation of the Merger. The Boards of Directors of the Company and SMB Merger Co. have adopted the Plan of Merger and authorized the consummation of the Merger. As the sole shareholder of SMB Merger Co., the Company has approved the Merger and the Plan of Merger. The completion of the Merger depends upon a number of events, including:

•	The approval of the Plan of Merger by the Company's shareholders.

•	The filing and acceptance of a certificate of merger with the Michigan Department of Labor and Economic Growth.

•	The receipt of all regulatory approvals, if any.

          The Merger and Plan of Merger are not contingent on shareholder approval of the Amendment. Therefore, if the shareholders approve the Plan of Merger, the Company and SMB Merger Co. will proceed with the completion of the Merger regardless of whether the shareholders approved the Amendment.

          Amendment or Termination of the Plan of Merger. The Plan of Merger may be amended by a written agreement approved by the Boards of Directors of the Company and SMB Merger Co., generally without the necessity of further action by shareholders. However, shareholder approval is required for any modification or amendment that is made after the shareholder vote and that has any of the following effects:

•	Changes the amount or kind of consideration that you will receive for your shares of Common Stock;

•	Changes any provision of the Company's articles of incorporation; or

•	Adversely affects your rights as a shareholder.

          No amendments or modifications to the Plan of Merger are presently contemplated. However, if there is any material amendment to the Plan of Merger before the Special Meeting, the Company will notify you and provide you with information relating to the amendments prior to the meeting.

          The Merger may be abandoned and the Plan of Merger terminated by the mutual written consent of the Company and SMB Merger Co. as provided in the Plan of Merger. At this time, the Company has no intention of abandoning the Plan of Merger.

Regulatory Requirements

          Except for the filing of the certificate of merger with the Michigan Department of Labor and Economic Growth upon the approval of the Merger by the Company's shareholders, and compliance with federal and state securities laws, the Company is not aware of any material United States federal or state or foreign governmental regulatory requirement that must be complied with or approval that must be obtained to complete the Merger.

Certain Consequences of the Merger

          Pursuant to the terms of the Plan of Merger, following shareholder approval of the Plan of Merger proposal and subject to the fulfillment or waiver of certain conditions, SMB Merger Co. will be merged with and into Southern Michigan, and Southern Michigan will continue as the surviving company in the merger. The Merger is expected to cause a reduction in the number of Southern Michigan' shareholders from over 500 to under 300. This would permit the Company to terminate the registration of the Common Stock with the SEC. As a result of this termination, the Company's reporting and proxy solicitation obligations under the Exchange Act would be eliminated. Various advantages and disadvantages of the Merger are discussed above. See "Special Factors-Fairness; Recommendation of the Board of Directors" (pages 10-15). The effects of the termination of the registration of the Common Stock are discussed below. See "The Transaction-Termination of Exchange Act Registration" (pages 25-26).

Operations of the Bank Following the Merger

          Following the Merger, the Company and the Bank intend to continue to conduct their existing operations in substantially the same manner as now conducted. The executive officers and directors immediately prior to the Merger will be the executive officers and directors immediately after the Merger. Except for the change that would result from the Amendment (if approved by the shareholders), the Company's and the Bank's articles of incorporation and bylaws will remain in effect and unchanged by the Merger. The deposits of the Bank will continue to be insured by the FDIC. The corporate existence of neither the Company nor the Bank will be affected by the Merger. The Company and the Bank will continue to be regulated by the same agencies that regulated each entity before the Merger.

Financing of the Merger

          The Company anticipates that it will apply approximately $2,717,000 for payment to shareholders whose shares of Common Stock are eliminated in the Merger. These funds will come from working capital and will reduce shareholders' equity.

          The Company will pay all of the expenses related to the Merger. The Company estimates that these expenses will be as follows:

Legal Fees	$75,000
Accounting Fees	8,000
Financial Advisor Fees	25,000
Printing and Mailing	10,000
Proxy Solicitation Fees	6,500
Miscellaneous (filing fees, etc.)	7,000
Total	$131,500

Termination of Exchange Act Registration

          The Common Stock is currently registered under the Exchange Act and quoted on the OTC Bulletin Board. The Company will be permitted to terminate the Exchange Act registration of its Common Stock if there are fewer than 300 record holders of outstanding shares of Common Stock. Upon the completion of the Merger, the Company expects to have fewer than 300 shareholders of record. The Company intends to terminate the registration of its Common Stock as promptly as possible after the Effective Time. The Company's Common Stock will cease to be quoted on the OTC Bulletin Board because it will no longer comply with the OTC Bulletin Board listing requirements. However, the Common Stock may be quoted in the Pink Sheets. See "Information About Southern Michigan and its Affiliates--Market for Common Stock and Dividend Information" (pages 38-39).

          Termination of registration under the Exchange Act will substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC, and would decrease greatly burdens placed upon the Company. For example:

•

Certain provisions of the Exchange Act would no longer apply to the Company. These provisions include the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a), the requirement to file Forms 10-K, 10-Q and similar reports with the SEC, the requirements of Rule 13e-3 regarding "going private" transactions and the stock transaction reporting and short-swing profit provisions of Section 16.

•

The Sarbanes-Oxley Act of 2002 also contains obligations that the Company would no longer need to comply with following deregistration. Examples of these obligations include CEO and CFO certification of certain matters in periodic reports filed with the SEC, Section 404 compliance (see "Special Factors-Background of the Merger Proposal" (pages 7-10)), Audit Committee requirements (including director independence and financial expert requirements) and expanded reporting obligations.

          The Company estimates that termination of the registration of the Common Stock under the Exchange Act will enable the Company to achieve significant reductions in legal, accounting, printing, management time and other expenses. The following chart provides a breakdown of our estimated historical and future external expenses related to our SEC reporting obligations:

	2002	2003	2004	2005
Audit fees	$12,000	$16,000	$18,000	$18,000
Legal counsel	34,000	32,900	42,000	42,000
Corporate communications	8,800	8,500	8,500	8,500
SEC filing expenses	5,900	7,600	7,700	7,500
Certification of controls program	0	0	0	55,000
Attestation fees	0	0	0	47,000
Total	$60,700	$65,000	$76,200	$178,000

          Estimated internal costs rose from $30,000 in 2002 to $50,000 in 2003 and are estimated to be $90,000 in 2004 and $140,000 in 2005. Compliance with the Sarbanes-Oxley Act of 2002 has subjected, and will subject, the Company and its directors and officers to additional risks, burdens and expenses. A portion of the anticipated expenses associated with being a reporting company include one-time costs relating to compliance with the Sarbanes-Oxley Act of 2002 (the 2005 estimates includes approximately $100,000 of one-time direct and indirect costs relating primarily to implementing the controls, procedures and auditor review required to comply with Section 404 of the Sarbanes-Oxley Act of 2002).

INTERESTS OF CERTAIN PERSONS

          The executive officers and directors of the Company and the Bank who are also shareholders will participate in the Merger in the same manner and to the same extent as all of the other shareholders of Southern Michigan. If the Merger is completed, the respective ownership percentages of each of the directors and executive officers who retains shares will increase slightly, as will the ownership interests of every other shareholder who retains his or her shares. As a result of the Merger, the collective ownership interest of the directors and officers is expected to increase from approximately 3.7% to approximately 3.9%. In addition, it is expected that the transaction will, after it is concluded, reduce the exposure of directors and officers to the risk of litigation and liability to which directors and officers of public companies are exposed. See "Information About Southern Michigan and Its Affiliates--Voting Securities and Principal Holders" (pages 36-37).

          The executive officers and directors of the Company are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by the Company's unaffiliated shareholders generally. The proposed transaction does not constitute a "change of control" for purposes of any existing employment agreement with the executive officers of the Company. The Company has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the Merger. All of the directors of the Company and the Bank and all of the executive officers have advised the Company that they intend at this time to vote their shares in favor of the proposal to approve the Plan of Merger for the same reasons underlying the board's decision to adopt the Plan of Merger and approve the going private transaction.

DISSENTERS' RIGHTS

          The Board of Directors has granted dissenters' rights identical to those provided under the Michigan Business Corporation Act ("MBCA") to shareholders who own less than 500 shares of Common Stock and will receive cash for their shares in the Merger. Such holders may elect to dissent from the Merger and obtain payment for their shares of Common Stock in the manner, with the rights and subject to the requirements applicable to dissenting shareholders as provided in Sections 761 through 774 of the MBCA (the "Dissenters' Rights Statute"), a copy of which is attached to this proxy statement as Appendix D.

          The following is a summary of the Dissenters' Rights Statute and the procedures for dissenting from the Merger and demanding dissenters' rights. This summary is qualified in its entirety by reference to the Dissenters' Rights Statute, which is reprinted in full as Appendix D to this proxy statement. Any holder of Common Stock who wishes to exercise statutory dissenters' rights or who wishes to preserve the right to do so should refer to the Dissenters' Rights Statute and consult counsel prior to taking any action. FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN THE DISSENTERS' RIGHTS STATUTE COULD RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

          The Dissenters' Rights Statute provides that persons in whose name shares of Common Stock are registered in the records of the Company, or beneficial owners of shares to the extent of the rights granted by a nominee certificate on file with the Company, and persons who are beneficial owners of shares held by nominees as the record holders (collectively defined, for purposes of this Dissenters' Rights section only, as "shareholders"), may be entitled to dissenters' rights but only if they comply with the provisions set forth in the Dissenters' Rights Statute.

          Shareholders owning less than 500 shares of Common Stock who wish to exercise dissenters' rights:

(a)	must deliver to the Company, before the vote with respect to the Merger is taken, written notice of their intent to demand payment for their shares if the Merger is approved; and

(b)	must not vote their shares in favor of approval of the Merger.

          Shareholders who do not satisfy these requirements are not entitled to payment for their shares under the Dissenters' Rights Statute. Although shareholders electing to exercise dissenters' rights under the Dissenters' Rights Statute must not vote FOR approval of the Merger, such shareholders are not required to vote against approval of the Merger to exercise dissenters' rights. A vote against approval of the Merger is not sufficient to comply with the notice requirements described above.

          If the Merger is approved, the Company must notify all shareholders entitled to assert dissenters' rights under the Dissenters' Rights Statute that the action was taken and send them a dissenters' notice no later than 10 days after the Effective Time.

          Upon receipt of the dissenters' notice, dissenters must make a payment demand by the date set by the Company in the notice. A shareholder who elects to exercise dissenters' rights must mail or deliver his or her written demand to: Southern Michigan Bancorp, Inc., 51 West Pearl Street, Coldwater, Michigan 49036, Attn: Chief Financial Officer. The written demand for payment should comply with the provisions of the Dissenters' Rights Statute and should specify the shareholder's name and mailing address, the number of shares of Common Stock owned, and that the shareholder is demanding payment for his or her shares. The shareholder also must certify that the shareholder acquired beneficial ownership of the shares before the date set forth in the dissenters' notice and deposit his or her share certificates in accordance with the terms of the dissenters' notice. Failure to make a payment demand or to deposit the share certificates where required, each by the date set forth in the dissenters' notice, shall forfeit the shareholder's entitlement to payment for his or her shares under the Dissenters' Rights Statute.

          Within seven days after the Merger is consummated or a payment demand is received, whichever occurs later, the Company will pay dissenting shareholders who complied with the Dissenters' Rights Statute the amount that the Company estimates to be the fair value of the dissenters' shares, plus accrued interest.

          A dissenting holder of Common Stock may notify the Company in writing of his or her own estimate of the fair value of his or her shares of Common Stock and the amount of interest due, and demand payment of that estimate, less any payment made by the Company as described above (or reject the Company's offer, if any, made to shareholders who were not beneficial holders of Common Stock prior to the time that the transaction was publicly announced), if (a) the dissenter believes that the amount paid by the Company (or offered as described above) is less than the fair value of such shares or that interest was incorrectly calculated; (b) the Company fails to make payment within 60 days after the date set for demanding payment in the dissenters' notice; or (c) the Company, having failed to complete the Merger, fails to return stock certificates deposited pursuant to the dissenters' process or release transfer restrictions placed on shares within 60 days after the date set for demanding payment in the dissenters' notice. This demand must be made within 30 days after the Company made (or offered as described above) payment to the shareholder. A shareholder who fails to meet this deadline waives his or her right to demand payment and must accept the amount paid (or offered) by the Company.

          If a dissenter has rejected the Company's offer and demanded payment of the fair value of the shares and interest due, the Company must (unless it accepts the dissenter's demand) commence a judicial proceeding within 60 days after receiving the payment demand and petition an appropriate court, as described in the Dissenters' Rights Statute, to determine the fair value of the shares and accrued interest.

          All dissenters whose demands remain unsettled will be made parties to such a judicial proceeding, the purpose of which is to determine the fair value of the shares. To this end, the court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus interest, minus the amount, if any, that the Company previously paid such dissenter for his or her shares. The court shall assess the costs of the proceeding (not, absent a few limited exceptions, the fees and expenses of counsel to the dissenters) against the Company, except that the court may assess costs against all or some of the dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under the Dissenters' Rights Statute. The court may also assess the fees and expenses of counsel and experts against either party to the proceeding if that party acted arbitrarily, vexatiously or not in good faith with respect to its rights (and, with respect to the Company, its obligations) provided by the Dissenters' Rights Statute. In addition, if the court finds that the services of counsel for a dissenter substantially benefited other dissenters similarly situated, and that fees for such counsel should not be assessed against the Company, the court may award to those counsel reasonable fees paid out of the amounts awarded to the dissenters who were benefited.

          Pursuing dissenters' rights may result in the shareholders receiving more OR LESS than the price offered by the Company and may cause the shareholder to incur substantial legal and other expenses.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF MERGER

          The following discussion summarizes the material U.S. federal income tax consequences of the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

          The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement, and the Company cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. The Company does not intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of the Merger. In addition, the Company does not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the Merger.

          This discussion assumes that you hold your shares of Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

•	shareholders who are not citizens or residents of the United States;

•	financial institutions;

•	tax-exempt organizations and entities, including IRAs;

•	insurance companies;

•	dealers in securities; and

•	shareholders who acquired their shares of Common Stock through the exercise of employee stock options or similar securities or otherwise as compensation.

          Tax Consequences to Shareholders Who Retain Their Shares. If you are a shareholder who retains your shares of Common Stock in the Merger and you do not receive any cash or property (including stock) as part of the Merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger. The Merger will not affect the adjusted tax basis or holding period of any shares of Common Stock that you continue to own following the Merger.

          Tax Consequences to Shareholders Who Receive Cash For Their Shares. If you are a shareholder who receives cash for your shares of Common Stock in the Merger, you should be treated for federal income tax purposes as having had your shares redeemed by the Company under Section 302 of the Internal Revenue Code. Unless the cash received is treated as a dividend under Section 301 of the Internal Revenue Code (as discussed below), you will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received for your shares of Common Stock. The gain or loss will be measured by the difference between the amount of cash received, $29.00 per share, and the adjusted tax basis of your shares of Common Stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of Common Stock for more than one year at the time the Merger is completed.

          Section 302 of the Internal Revenue Code provides that the cash distribution will not be treated as a dividend if the distribution is (i) "not essentially equivalent to a dividend," (ii) "substantially disproportionate" with respect to the shareholder, or (iii) completely terminates the shareholder's interest in the entity. The constructive ownership rules of Section 318 of the Internal Revenue Code apply in comparing a shareholder's percentage interest in the Company immediately before and immediately after the Merger. Generally, the constructive ownership rules under Section 318 treat a shareholder as owning (i) shares of Common Stock owned by certain relatives, related corporations, partnership, estates or trusts, and (ii) shares of Common Stock the shareholder has an option to acquire. If you receive cash for your Common Stock in the Merger and completely terminate your direct and constructive ownership interest in the Company, you should recognize capital gain or loss as a result of the Merger, and the cash distribution should not be treated as a dividend. Capital gains and dividends are each taxed at a maximum rate of 15% for federal income tax purposes, but in the case of cash received in the Merger, if taxed as a dividend, you would not be able to offset the amount received by your adjusted tax basis in your shares of Common Stock.

          Tax Consequences to the Company, SMB Merger Co. and the Bank. Neither the Company, SMB Merger Co. nor the Bank will recognize gain or loss for U.S. income tax purposes as a result of the Merger.

          Backup Withholding. Certain shareholders of the Company may be subject to backup withholding on the cash payments received for their shares of Common Stock. Backup withholding will not apply, however, if you furnish to the Company a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of completion of the Merger (nonresidents should contact their tax advisers).

          Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the IRS.

          This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are strongly encouraged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the Merger that are applicable to you.

AMENDMENT PROPOSAL

          The Company's Board of Directors has unanimously approved, and recommends that shareholders vote for the proposal to approve the Amendment. The following discussion summarizes the material change to the Company's existing articles of incorporation that would be effected by the approval and adoption of this proposal. This summary is qualified in its entirety by reference to the text of new Article XIV, which is included as Appendix B to this proxy statement.

          Proposed Article XIV would limit the size of the Company's shareholder base by not allowing certain transfers of shares that would create "odd lot" shareholders (i.e., those holding fewer than 100 shares) unless the Company consented to the transfer. The Company's consent will be deemed to have been given if a transfer of stock is recorded on the Company's stock records. The transfer prohibition may be enforced only to the extent allowed by law. As a result of this change, shareholders of the Company following the filing of the Amendment may not be able to transfer shares of Common Stock if, following the transfer, the shareholder receiving the shares would own of record fewer than 100 shares of Common Stock. The proposed amendment would not generally limit transfers to or among "street name" accounts, as shares held for beneficial owners by banks or brokers are typically held of record by a depository nominee which is the holder of record of more than 100 shares. The restriction imposed by the Amendment would not be binding with respect to shares issued before shareholder approval of the Amendment unless the shareholder voted for the Amendment proposal.

          Shareholder approval of the Amendment will be contingent on shareholder approval of the Plan of Merger and the implementation of the Merger. As a result, the Amendment will not become effective unless the Plan of Merger is approved and the Merger is carried out, even if shareholders approve the Amendment. (However, the Merger is not contingent on shareholder approval of the Amendment.)

          Southern's Board of Directors believes that the Amendment is in the best interest of the Company and its shareholders because it would slow the growth in the number of shareholders in the future, and thus enable the Company to avoid or delay the need to again register the Common Stock (which would be required if the number of shareholders of record exceeded 500).

          Your Board of Directors recommends that you vote FOR the Amendment proposal, which would add Article XIV to the Company's Articles of Incorporation.

ADDITIONAL SPECIAL MEETING INFORMATION

Time and Place

          The Special Meeting will be held at _:00 a.m. on ______, November __, 2004, at Southern Michigan Bank & Trust, 51 West Pearl Street, Coldwater, Michigan 49036.

Voting at the Special Meeting

          The Merger must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote at the Special Meeting. The Company's directors and executive officers own, directly or indirectly, 68,331 shares of Common Stock, representing approximately 3.73% of the approximately 1,830,005 outstanding shares of Common Stock.

Dissenters' Rights

          Michigan law does not provide shareholders of Southern Michigan with dissenters' rights. However, the Plan of Merger does provide certain shareholders with dissenters' rights. See "Dissenters Rights" (pages 26-28).

Procedures for Voting By Proxy

          If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR approval of the Merger, FOR approval of the Amendment and in the discretion of the persons appointed as proxies on all other matters brought before the Special Meeting. As of the date of this proxy statement, the Company is not aware of any other proposal which is to be presented at the Special Meeting other than those listed above. Because the only business which may be considered at a special meeting is the purpose for which it is called and stated in the notice, there will be no other substantive proposal to consider at the Special Meeting.

          You can revoke your proxy at any time before it is voted by delivering to the Secretary of the Company at Southern Michigan Bancorp, Inc., 51 West Pearl Street, Coldwater, Michigan 49036, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the Special Meeting and voting in person.

Requirements for Shareholder Approval

          A quorum will be present at the Special Meeting if a majority of the outstanding shares of Common Stock are represented in person or by valid proxy. The Company will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the Plan of Merger proposal and the Amendment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Southern Michigan. Any other matter that may properly come before the Special Meeting requires that more shares be voted in favor of the matter than are voted against the matter. The Company will count abstentions and broker non-votes in determining the minimum number of votes required for approval.

          As of the close of business on the record date, Southern Michigan had 4,000,000 shares of Common Stock, $2.50 par value, authorized, of which __________ shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

          Based on the ____________ shares outstanding as of the record date, _________ shares represented either in person or by proxy represent the quorum and the minimum number of votes required to approve the Plan of Merger proposal and the Amendment proposal.

          Abstentions. A shareholder who is present in person or by proxy at the Special Meeting and who abstains from voting on any proposal will be included in the number of shareholders present at the Special Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Since the Plan of Merger proposal and the Amendment proposal must be approved by the affirmative vote of a majority of the issued and outstanding shares, an abstention has the effect of a vote against these proposals.

          Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain no voting instructions by the broker on a particular matter are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal. Since the Plan of Merger proposal and the Amendment proposal must be approved by the affirmative vote of a majority of the issued and outstanding shares, a broker non-vote has the effect of a vote against these proposals.

Solicitation of Proxies

          The Company will pay the cost of the proxy solicitation. The Company's directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, electronic mail or fax. The Company will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable charges and out-of-pocket expenses they incur in connection with this process. The Company has engaged Georgeson Shareholder to advise and assist the Company with the solicitation, distribution, processing and collection of proxies at an anticipated cost of $6,500, plus reasonable out-of-pocket expenses.

INFORMATION ABOUT SOUTHERN MICHIGAN AND ITS AFFILIATES

General

          The Company is a registered bank holding company incorporated under the laws of the State of Michigan, headquartered in Coldwater, Michigan. The Company was formed in 1982 for the purpose of acquiring all of the outstanding shares of Southern Michigan National Bank, which it did in November, 1982. In December, 1992, Southern Michigan National Bank converted its charter to that of a Michigan state banking corporation and changed its name to Southern Michigan Bank & Trust, with its main office located at 51 West Pearl Street, Coldwater, Michigan 49036. The Bank operates 10 branch offices in the primarily rural areas of Branch, Hillsdale and Calhoun counties in southwestern Michigan. In addition to the operations of the Bank described below, the Company owns and leases certain real estate to the Bank and third parties and SMB&T Financial Services, Inc., a subsidiary of Bank, has been established to provide insurance and investment services, which services currently consist of the sale of certain insurance products to the Bank and limited sales of insurance products to the public. None of such activities are significant to the operations of the Company. In August 2000, SMB Mortgage Company was established as a subsidiary of the Bank. At that time all residential mortgage loans held by the Bank and all residential mortgage loan applications in the pipeline were transferred to SMB Mortgage Company. All of the residential mortgage activities previously conducted by the Bank were undertaken by SMB Mortgage Company. The Company's business and principal executive offices are located at 51 West Pearl Street, Coldwater, Michigan 49036. Its telephone number is (517) 279-5500.

          The Company has not been convicted in a criminal proceeding, excluding traffic violations and similar misdemeanors, during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

SMB Merger Co.

          SMB Merger Co. is a newly-formed Michigan corporation, and is a wholly-owned subsidiary of Southern Michigan Bancorp, Inc. SMB Merger Co. was organized solely for the purpose of facilitating the Merger. It is controlled by the Company and its directors and officers are directors and officers of the Company. It has engaged in no independent analysis of the Merger. It expressly adopts the disclosures, conclusions and analyses of the Company. SMB Merger Co. will merge into the Company and will cease to exist after the Merger. SMB Merger Co. has not conducted any activities other than those incident to its formation, its execution of the Plan of Merger and its assistance in preparing various SEC filings related to the proposed going private transaction. SMB Merger Co. has no significant assets, liabilities or shareholders' equity. The address and telephone number of SMB Merger Co.'s business and principal executive offices are the same as those of the Company.

          SMB Merger Co. has not been convicted in a criminal proceeding, excluding traffic violations and similar misdemeanors, during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

Directors and Executive Officers

          The following sets forth certain information with respect to the Company's Directors and Executive Officers as of August 31, 2004.

Name	Age	Principal Occupation(s) for Past 5 Years	Year First Became a Director or Officer of the Company

H. Kenneth Cole	55	Chief Administrative Officer and Treasurer - Hillsdale College, 33 East College Street, Hillsdale, MI	1998

William E. Galliers	61	Co-Owner and Chief Executive Officer - G & W Display Fixtures, Inc. (manufacturer of display fixtures), 804 North Matteson, Post Office Box 6, Bronson, MI	1993

Kurt G. Miller	48	President of the Company and the Bank since July 2002; VP Commercial Loans - Sturgis Bank & Trust 2000-2002, 113-125 E. Chicago Rd., Sturgis, MI; Investment Representative-Edward Jones 1999-2000, 502 N. Detroit St., Lagrange, IN; Senior VP-Century Bank and Trust 1996-1999, 300 W. Chicago St., Sturgis, MI	2002

James P. Briskey	70	Owner-Pittsford Grain Incorporated (grain elevator operator), 9900 Hudson Road, Pittsford, MI	1982

Jaylen T. Johnson	52	Executive Vice President, Chief Operating Officer and Secretary of the Company since December 2000; Senior Vice President of the Company 1998-2000	1998

Danice L. Chartrand	37	Chief Financial Officer since January 2003; Controller of the Company 1999-2002	2003

John H. Castle	47	Chairman of the Board of the Company and the Bank; Chief Executive Officer of the Company and the Bank from July 2002; Senior VP & Senior Trust Officer Century Bank & Trust 1991-2002, 100 West Chicago Street, Coldwater, MI	2002

Nolan E. Hooker	52	Co-Owner-Best American Car Washes, 366 Whispering Lane, Coldwater, MI	1991

Marcia S. Albright	40	VP of Engineering-Cequent Electrical Products, Inc., 101 Spires Parkway, Tekonsha, MI	2002

Gregory J. Hull	56	Farmer, 497 - 8 Mile Road, Union City, MI	1995

Freeman E. Riddle	72	Owner-Spoor & Parlin, Inc. (farm equipment), Post Office Box 338, Athens, MI; Farmer, 1123 Blossom Road, Sherwood, MI	1982

Name	Age	Principal Occupation(s) for Past 5 Years	Year First Became a Director or Officer of the Company
Thomas E. Kolassa	57	Chairman, Infinisource, Inc., 15 East Washington Street, Coldwater, MI; Account Manager, Hub International, 500 Country Pine Lane, Battle Creek, MI	1995

Loren Happel	48	Controller of the Bank since May 2004; CFO Pavilion Bancorp, 1994-2004, 135 East Maumee Street, Adrian, MI	2004

          All of the above-listed persons are U.S. citizens. During the past five years, none of them have been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. Nor have any of them been convicted in any criminal proceeding during the past five years, excluding traffic violations and similar misdemeanors. The address of the directors and executive officers is the same as that of the Company. Except as provided above, the address and telephone number of the employers of the directors and executive officers are the same as those of the Company.

          Messrs. Castle and Miller and Ms. Chartrand are the directors of SMB Merger Co. Messrs. Castle, Miller and Johnson are the Chairman, President and Secretary of SMB Merger Co., respectively, and Ms. Chartrand is the Treasurer.

Past Contacts, Transactions, Negotiations and Agreements

          During the past two years, neither the Company nor SMB Merger Co. has engaged in significant transactions with any of their affiliates, executive officers or directors, nor has either entity engaged in negotiations regarding such types of transactions. There are no agreements between the Company, SMB Merger Co. or the Company's executive officers and directors and any other person with respect to any shares of Common Stock, except for director and employee stock options that may be exercised by the applicable director or officer from time to time to purchase shares of Common Stock directly from the Company. Directors and officers of the Company and their associates are customers of and have had transactions with the Bank in the ordinary course of business. All loans and commitments included in such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. No director or executive officer has pledged shares of Common Stock.

Use of Securities Acquired and Plans or Proposals

          The Company will cancel shares of Common Stock acquired for cash pursuant to the Plan of Merger. These cancelled shares will constitute authorized but unissued Common Stock.

          The Merger, if carried out, is expected to enable the Company to terminate the registration of its Common Stock under the Exchange Act and thus eliminate its obligation to file reports (such as Form 10-Q quarterly and Form 10-K annual reports) under the Exchange Act. See "The Transaction-Termination of Exchange Act Registration" (page 25-26).

          Presently, neither the Company nor SMB Merger Co. has any plans, proposals or negotiations that relate to or would result in: any purchase, sale or transfer of a material amount of assets of the

Company or any of its subsidiaries; any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; any change in the present Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or any other material change in the Company's corporate structure or business.

Voting Securities and Principal Holders

          The following table sets forth, as of September 9, 2004, the total number of shares of the Common Stock beneficially owned, and the percent of such shares so owned, by each director and executive officer and by all directors and executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power (2)	Stock Options (3)	Total Beneficial Ownership	Percent of Class

Marcia S. Albright	0	505	0	505	*

James P. Briskey	14,178	14,179	300	28,657	1.57%

John H. Castle	5,974	162	0	6,136	*

Danice L. Chartrand	598	0	311	909	*

H. Kenneth Cole	412	0	300	712	*

William E. Galliers	0	4,519	300	4,819	*

Loren Happel	14	0	0	14	*

Nolan E. Hooker	1,192	3,287	300	4,779	*

Gregory J. Hull	0	1,974	300	2,274	*

Jaylen T. Johnson	6,000	0	815	6,815	*

Thomas E. Kolassa	0	2,449	300	2,749	*

Kurt G. Miller	2,362	0	0	2,362	*

Freeman E. Riddle	4,854	2,446	300	7,600	*

All directors and executive officers as a group (13 persons)	35,584	29,521	3,226	68,331	3.73%

(1)

The number of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that are considered to be otherwise beneficially owned by that person. Under Exchange Act rules, a "beneficial owner" of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days, such as through the exercise of a stock option. Shares held in fiduciary capacities by the Company are not included in shares beneficially owned by individuals unless otherwise indicated. The directors and officers of the Company may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by the

Company to some degree, but disclaim beneficial ownership of these shares. The Company and the Bank disclaim beneficial ownership of shares held by the Bank in fiduciary capacities.

(2)

These numbers of shares shown in this column include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have substantial influence by reason of relationship.

(3)	The stock options included in this column are only those options that are exercisable within 60 days. Options that vest at later dates are not reported in this table.

(*)	Less than one percent (1%).

          The Company is not aware of any arrangements that may result in a change in control of the Company. During the past 60 days, neither the Company nor its subsidiaries, directors or executive officers has engaged in any transactions involving Common Stock other than (i) through dividend reinvestment and 401(k) plans and (ii) on September 9, 2004, Ms. Marcia Albright purchased 350 shares of Common Stock for $27.75 per share in a market transaction.

          The following table sets forth, as of August 31, 2004, the names and addresses of all beneficial owners of 5% or more of the Common Stock and shows the amount and nature of such beneficial ownership.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Southern Michigan Bancorp, Inc. and Southern Michigan Bank & Trust 51 West Pearl Street Coldwater, MI 49036	122,841(2)	6.7%

Harvey B. Randall 8391 Old U.S. 27 South Marshall, MI 49068	146,184(3)	8.0%

(1)

Based upon information furnished to the Company by the beneficial owners named above. The nature of beneficial ownership for shares shown is sole voting and investment power, except as set forth below. Shares have been rounded to the nearest whole share.

(2)

The Bank holds 118,790 shares in various fiduciary capacities. As a matter of internal policy, the Bank does not exercise any power to dispose or direct the disposition of such shares and requires authority from its customers prior to any disposition. Certain of the customers on whose behalf the Bank holds the securities have the sole right to receive and the power to direct the receipt of dividends from, or proceeds from the sale of, such shares. No single customer has an interest that relates to 5% or more of such shares. The Bank is also the trustee of an ESOP/401-K Plan for its employees which holds 93,627 shares of Southern Michigan Bancorp, Inc., stock. Of that number, 89,576 shares are allocated to employee accounts. The Bank holds no power to vote or direct the disposition of shares allocated to employee accounts and the Bank disclaims beneficial ownership of such shares.

(3)	Includes 146,122 shares held by Mr. Randall as trustee.

Stock Repurchases

          During the past two years, the Company has repurchased the following shares of Common Stock:

Period	Total Number of Shares Purchased	Average Price Paid Per Share
October 2002 - December 2003	0	N/A
January 2004 - March 2004	5,100	$23.64
April 2004 - June 2004	12,875	$24.13
July 2004 - September 2004	0	N/A

SMB Merger Co. has not purchased any shares of Common Stock since its incorporation.

Market for Common Stock and Dividend Information

          The Common Stock is quoted on the OTC Bulletin Board under the symbol "SOMC." Trading of the Common Stock on the OTC Bulletin Board is limited and sporadic, and the Company believes there are occasional transactions among private parties that are not reported on the OTC Bulletin Board or to the Company.

          The table below sets forth the high and low sales prices for the common stock for each calendar quarter from January 1, 2002, through September 30, 2004, as reported by the OTC Bulletin Board, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Quarter Ended	High Bid	Low Bid	Cash Dividends Declared
March 31, 2002	$16.25	$15.80	.16
June 30, 2002	16.39	16.00	.16
September 30, 2002	16.20	15.70	.16
December 31, 2002	15.89	15.20	.16
March 31, 2003	18.00	15.29	.16
June 30, 2003	18.50	16.90	.16
September 30, 2003	18.99	17.50	.16
December 31, 2003	21.80	18.75	.16
March 31, 2004	24.00	20.75	.16
June 30, 2004	25.00	23.45	.17
September 30, 2004	28.50	24.01	.17

          The payment of dividends by the Company and the Bank is affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. The "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. These regulations and restrictions may limit the Company's ability to obtain funds from the Bank for the Company's cash needs, including funds for acquisitions, payments of dividends and interest, and the payment of operating expenses. Based on the Bank's balance sheet as of December 31, 2003, the Bank could pay a dividend to the Company in the amount of $9,991,000 without prior regulatory approval.

          After the Merger, the Common Stock will no longer be quoted on the OTC Bulletin Board or be eligible for trading on an exchange or automated quotation system operated by a national securities association. The Company will not be required to file reports under the Exchange Act, and its Common Stock will not be registered under the Exchange Act. The Common Stock may be quoted in the over-the-counter market, on the "Pink Sheets." The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.

Description of Common Stock

          The Company is authorized to issue 4,000,000 shares of Common Stock, with a par value of $2.50 per share. As of June 30, 2004, there were 1,830,005 shares of Common Stock outstanding. Each share of Common Stock has equal voting rights, preferences and privileges. The Company also is authorized to issue 100,000 shares of preferred stock, of which no shares are issued or outstanding. The Southern Michigan Board of Directors has the authority to establish the number of shares in each series of preferred stock, and to prescribe the designation, powers, relative preferences and rights of the shares of each series and the qualifications, limitations or restrictions applicable to these shares, subject to limitations prescribed by law and Southern Michigan's articles of incorporation.

          Number of Shareholders. As of October 25, 2004, there were approximately 621 shareholders of record.

          Voting Rights. Each share of Common Stock has the same rights and is identical in all respects with every other share of Common Stock. The holders of Common Stock possess all voting rights with respect to the Company. Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of Common Stock.

FUTURE SHAREHOLDER PROPOSALS

          If the shareholders do not approve the Plan of Merger proposal, or if the Plan of Merger is approved but the Merger is not ultimately completed, shareholders may submit proposals for consideration at the 2005 Annual Meeting of Shareholders. In order for shareholder proposals for the 2005 Annual Meeting of Shareholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Company at its principal office on or before November 8, 2004. To be considered for presentation at the 2005 Annual Meeting of Shareholders, a shareholder proposal not included in the Company's proxy statement must be received by the Company on or before January 30, 2005, and not earlier than November 29, 2004. Any such notice shall set forth a description of the business the shareholder proposes to be brought before the annual meeting and shall comply with the requirements of the Company's bylaws. The proxy for the 2005 Annual Meeting of Shareholders may confer discretionary authority to the proxy holders for that meeting with respect to voting on any shareholder proposal received by the Secretary of the Company after January 26, 2005, which is eligible for consideration at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

          The Company files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 450 Fifth Street NW, Washington, D.C. 20549.

          The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

          The Company and SMB Merger Co. have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

DOCUMENTS INCORPORATED BY REFERENCE

          To "incorporate by reference" information into this document means that the Company is disclosing important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference into this document.

          This document incorporates by reference the documents listed below that the Company has filed previously with the SEC. They contain important information about the Company and its financial condition.

•	Southern Michigan's Annual Report on Form 10-K for the year ended December 31, 2003.

•	Southern Michigan's Quarterly Report on Form 10-Q, as amended, for the quarter ended June 30, 2004.

          The Company also incorporates by reference any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the Special Meeting.

          The Company will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Danice L. Chartrand, Chief Financial Officer, 51 West Pearl Street, Coldwater, Michigan 49036.

          These documents are also included in the Company's SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

          The Company has not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

INDEX TO FINANCIAL STATEMENTS

Title	Page(s)

Selected Financial Data (unaudited)	43

Pro Forma Balance Sheet (unaudited as of June 30, 2004)	45

Pro Forma Statements of Income (unaudited for the year ended December 31, 2003 and the six months ended June 30, 2004)	46-47

Pro Forma Earnings Per Share (unaudited fiscal year end and interim)	46-47

Pro Forma Ratio of Earnings to Fixed Charges (unaudited fiscal year end and interim)	48

Pro Forma Book Value Per Share (most recent balance sheet)	49

SELECTED FINANCIAL DATA (unaudited)

          The following unaudited selected financial data is taken from the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003, and the Company's quarterly report on Form 10-Q for the quarterly period ended June 30, 2004. Those reports contain more detailed financial statements (audited in the case of the Form 10-K), financial statement notes and management's discussion and analysis of financial condition and results of operations. Those reports are incorporated by reference in this proxy statement and you are encouraged to refer to those reports (available on the SEC's website at http://www.sec.gov or upon request from the Company) for more complete financial information.

SELECTED FINANCIAL DATA
(unaudited)

	Year to Date June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Dollars in thousands, except per share amounts)
Total interest income	8,292	8,708	$ 17,081	$ 18,754	$ 21,724
Net interest income	6,078	5,932	11,865	12,307	12,079
Provision for loan losses	0	575	900	2,671	1,250
Net income	1,721	1,657	3,263	1,033	2,744
Per share data
Basic and diluted earnings per share	.94	.90	1.77	.55	1.43
Cash dividends	.33	.32	.64	.64	.61
Balance sheet data:
Gross loans	237,781	231,280	233,070	234,166	210,672
Deposits	253,831	261,348	254,701	262,349	261,083
Other borrowings	17,088	23,073	27,621	22,646	24,588
Subordinated debentures	5,155	-	-	-	-
Common stock subject to repurchase	2,150	1,619	1,816	1,618	1,523
Equity	26,348	25,792	26,358	24,873	25,547
Total assets	310,815	316,262	321,587	320,683	317,096
Return on average assets*	1.09%	1.03%	1.02%	.33%	.90%
Return on average equity (1)*	12.85%	13.00%	12.69	4.04	10.47
Dividend payout ratio (2)	35.21%	35.70%	36.25	115.68	43.00
Average equity to average assets (1)	8.45%	7.94%	8.05	8.09	8.59

(1)	Average equity used in the above table excludes common stock subject to repurchase obligations but includes average unrealized appreciation or depreciation on securities available for sale.
(2)	Dividends declared divided by net income.

*	Annualized.

Pro Forma Financial Information

          The following unaudited pro forma financial information is intended to illustrate the approximate effect that the Merger would have had on the Company's financial condition and results of operation if completed at an earlier date. Pro forma financial information is combined, condensed and unaudited and should be read in conjunction with the historical financial statements and notes incorporated by reference into or included in this proxy statement. Pro forma balance sheets give effect to the transaction as if completed at the end of the period. Pro forma income statements give effect of the transaction as if completed at the beginning of the period. The pro forma financial information is based on the assumptions stated in the notes to the pro forma financial statements, which should be carefully considered. Pro forma financial information may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or the results that may be attained in the future.

CONSOLIDATED PROFORMA BALANCE SHEET (UNAUDITED)
SOUTHERN MICHIGAN BANCORP, INC.

	As of June 30, 2004
	(In thousands, except share and per share data)

	Historical	Pro Forma Adjustments	Pro Forma Combined
ASSETS

Cash and due from banks	$11,040	$(2,717)	$8,323
Securities available for sale	43,415		43,415
Loans held for sale, net of valuation allowance of
$0 in 2004	1,953		1,953
Loans, net of allowance for loans losses of
$3,315	234,466		234,466
Premises and equipment, net	6,519		6,519
Accrued interest receivable	1,651		1,651
Net cash surrender value of life insurance	7,178		7,178
Goodwill	620		620
Other intangible assets	89		89
Other assets	3,884		3,884

TOTAL ASSETS	$310,815	$(2,717)	$308,098

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$41,555		$41,555
Interest-bearing	212,276		212,276
	253,831		253,831
Accrued expenses and other liabilities	4,943		4,943
Federal funds purchased	1,300		1,300
Other borrowings	17,088		17,088
Subordinated debentures	5,155		5,155
Common stock subject to repurchase obligation
in Employee Stock Ownership Plan, shares
outstanding - 89,576	2,150		2,150
Shareholders' equity:
Preferred stock, 100,000 shares authorized;
none issued or outstanding
Common stock, $2.50 par value:
Authorized-4,000,000 shares
Issued-1,736,323 shares pro forma (1,830,005 historical)
Outstanding-1,646,747 shares pro forma (1,740,429 historical)	4,351	(234)	4,117
Additional paid-in capital	7,471	(2,483)	4,988
Retained earnings	14,562		14,562
Accumulated other comprehensive income, net	119		119
Unearned Employee Stock Ownership Plan shares	(155)		(155)

TOTAL SHAREHOLDERS' EQUITY	26,348	(2,717)	23,631

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$310,815	$(2,717)	$308,098

__________________________

See notes for assumptions

CONDENSED CONSOLIDATED PROFORMA
STATEMENTS OF INCOME (UNAUDITED)
SOUTHERN MICHIGAN BANCORP, INC.
	Year ended December 31, 2003
	(in thousands, except per share data)

	Historical	Pro Forma Adjustments	Pro Forma Combined
Interest income:
Loans, including fees	$15,247		$15,247
Securities:
Taxable	999		999
Tax-exempt	835		835
Other	-		-
Total interest income	17,081		17,081

Interest expense
Deposits	3,489		3,489
Other	1,727		1,727
Total interest expense	5,216		5,216
NET INTEREST INCOME	11,865		11,865
Provision for loan losses	900		900
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	10,965		10,965

Non-interest income:
Service charges on deposit accounts	2,096		2,096
Trust fees	556		556
Net gains on loan sales	2,097		2,097
Earnings on life insurance assets	245		245
Other	587		587
	5,581		5,581

Non-interest expense:
Salaries and employee benefits	6,716		6,716
Occupancy, net	744		744
Equipment	902		902
Advertising and marketing	223		223
Professional and outside services	1,058	$(65)	993
Printing, postage and supplies	396		396
Telecommunication expenses	42		42
Other	2,142		2,142
	12,223	(65)	12,158
INCOME BEFORE INCOME TAXES	4,323	65	4,388
Federal income taxes	1,060	22	1,082
NET INCOME	3,263	43	3,306
Basic and Diluted Earnings Per Common Share	$1.77	$0.12	$1.89

_________________________

See notes for assumptions

CONDENSED CONSOLIDATED PROFORMA
STATEMENTS OF INCOME (UNAUDITED)
SOUTHERN MICHIGAN BANCORP, INC.
	Six months ended June 30, 2004
	(in thousands, except per share data)

	Historical	Pro Forma Adjustments	Pro Forma Combined
Interest income:
Loans, including fees	$7,350		$7,350
Securities:
Taxable	609		609
Tax-exempt	333		333
Other	-		-
Total interest income	8,292		8,292

Interest expense:
Deposits	1,380		1,380
Other	834		834
Total interest expense	2,214		2,214
NET INTEREST INCOME	6,078		6,078
Provision for loan losses	-		-
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	6,078		6,078

Non-interest income:
Service charges on deposit accounts	1,013		1,013
Trust fees	290		290
Net gains on loan sales	402		402
Earnings on life insurance assets	119		119
Other	252		252
	2,076		2,076

Non-interest expense:
Salaries and employee benefits	3,204		3,204
Occupancy, net	383		383
Equipment	387		387
Advertising and marketing	113		113
Professional and outside services	440	$(41)	399
Printing, postage and supplies	196		196
Telecommunication expenses	110		110
Other	960		960
	5,793	(41)	5,752
INCOME BEFORE INCOME TAXES	2,361	41	2,402
Federal income taxes	640	14	654
NET INCOME	1,721	27	1,748

Basic and Diluted Earnings Per Common Share	$0.94	$0.06	$1.00

_____________________________

See notes for assumptions

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES (unaudited)
IN 000's
Ratio of earnings to fixed charges	Year ended 12/31/2003	Year ended 12/31/2002	Pro Forma Year ended 12/31/2003	Six months ended 6/30/2004	Pro Forma Six months ended 6/30/2003	Pro Forma Six months ended 6/30/2004

Earnings
Add
Pretax income	$ 4,323	$ 1,151	$ 4,388	$ 2,361	$ 2,238	$ 2,402
Fixed charges	5,216	6,447	5,216	2,214	2,776	2,214
Amortization of capitalized interest	-	-	-	-	-	-
Distributed income of equity investees	-	-	-	-	-	-
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	-	-	-	-	-	-
Less
Interest capitalized	-	-	-	-	-	-

Preference security dividend requirements	-	-	-	-	-	-
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	-	-	-	-	-	-

Total earnings	$ 9,539	$ 7,598	$ 9,604	$ 4,575	$ 5,014	$ 4,616

Fixed Charges
Interest expensed & capitalized	$ 5,216	$ 6,447	$ 5,216	$ 2,214	$ 2,776	$ 2,214
Amortized premiums, discounts and capitalized expenses	-	-	-	-	-	-
Interest within rental expense	-	-	-	-	-	-
Preference security dividend requirements of consolidated subs	-	-	-	-	-	-

Total fixed charges	$ 5,216	$ 6,447	$ 5,216	$ 2,214	$ 2,776	$ 2,214

Ratio of earnings to fixed charges	182.88%	117.85%	184.13%	206.64%	180.62%	208.49%

Pro Forma Book Value Per Share (unaudited)

	Actual 6/30/2004	Pro Forma Adjustments	Pro Forma 6/30/2004
	(in 000's except share and per share data)

Common stock	$4,351	$(234)	$4,117
Additional paid-in capital	7,471	(2,483)	4,988
Retained earnings	14,562		14,562
Accumulated other comprehensive income, net	119		119
Unearned Employee Stock Ownership Plan shares	(155)		(155)
Total shareholders' equity	$26,348	$(2,717)	$23,631

Outstanding shares 6/30/04	1,830,005	(93,682)	1,736,323

Book value per share 6/30/04	$ 14.40	($ 0.79)	$ 13.61

NOTES TO PRO FORMA FINANCIAL STATEMENTS

(1)

The Company has assumed that the Merger occurred as of June 30, 2004, for the purposes of the unaudited consolidated pro forma balance sheet, and as of January 1, 2003, and January 1, 2004, respectively, with respect to the unaudited condensed consolidated pro forma income statements for the year ended December 31, 2003, and the six months ended June 30, 2004.

(2)	The Company has assumed that a total of 93,682 shares are cashed out in the merger at a price of $29.00 per share for a total payment of approximately $2,717,000.

(3)	The Company has assumed that all of the cash required to consummate the Merger will be provided from working capital of the corporation.

(4)

The Company has adjusted for a pretax cost savings, estimated to be approximately $65,000 for the year ended December 31, 2003, and $41,000 for the six months ended June 30, 2004. The applicable incremental federal income tax rate is assumed to be 34%. This is an estimate of the actual cost incurred in these periods for legal, accounting and other professional fees associated with the filing requirements under the Exchange Act. This adjustment is not a prediction of future results. No adjustment is made for employee, overhead, indirect or incidental expenses. Management estimates that costs associated with being a filing company under the Exchange Act will be significantly higher in later periods.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER ("Plan of Merger"), dated as of September 1, 2004, is entered into by and between SMB Merger Company ("Merger Co."), and Southern Michigan Bancorp, Inc. ("Southern").

          Merger Co. is a corporation, duly organized and validly existing under the laws of the State of Michigan. As of the date of this Plan of Merger, the authorized capital stock of Merger Co. consists of 50,000 shares of common stock, without par value ("Merger Co. Common Stock"), of which 100 shares are issued and outstanding. All of Merger Co.'s outstanding shares are owned by Southern. Southern is a corporation, duly organized and validly existing under the laws of the State of Michigan. As of the date of this Plan of Merger, the authorized capital stock of Southern consists of its common stock, $2.50 par value ("Southern Common Stock"), of which 4,000,000 shares are authorized and of which 1,830,005 shares are issued and outstanding, and its preferred stock, of which 100,000 shares are authorized and of which no shares are issued or outstanding. The respective Boards of Directors of Southern and Merger Co. deem this Plan of Merger advisable and in the best interests of each such corporation and their respective shareholders. The respective Boards of Directors of Southern and Merger Co. have each adopted the Plan of Merger, directed that this Plan of Merger be submitted for approval by their respective shareholders, and recommended that the Plan of Merger be approved by their respective shareholders.

          Merger Co. and Southern agree:

ARTICLE I
THE MERGER

          1.1          The Merger. Subject to the terms and conditions of this Plan of Merger, and in accordance with the Michigan Business Corporation Act (the "Act"), at the Effective Time (as defined in Section 1.2), Merger Co. will merge with and into Southern (the "Merger"). Southern will survive the Merger and will continue its corporate existence (referred to after the Merger as the "Surviving Corporation") under the laws of the State of Michigan. Upon consummation of the Merger, the separate corporate existence of Merger Co. will terminate and the name of the Surviving Corporation will be "Southern Michigan Bancorp, Inc."

          1.2          Effective Time. After approval of this Plan of Merger by the shareholders of Merger Co. and Southern, a certificate of merger will be filed with the Michigan Department of Labor and Economic Growth for approval. The Merger will become effective (the "Effective Time") when the certificate of merger has been filed with the Michigan Department of Labor and Economic Growth or as of any later time specified in the certificate of merger.

          1.3          Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the Act and in this Plan of Merger.

          1.4          Treatment of Common Stock.

          (a)          At the Effective Time, by virtue of the Merger and without any shareholder action, the following will occur:

          (i)          Each issued and outstanding share of Southern Common Stock owned of record by a Qualified Holder (as defined in Section 1.5) at the Effective Time will continue as one share of common stock of the Surviving Corporation.

          (ii)          Each issued and outstanding share of Southern Common Stock owned of record by a Nonqualified Holder (as defined in Section 1.5) at the Effective Time will be converted into the right to receive cash from the Surviving Corporation in the amount of $29.00 per share (the "Cash Consideration"). Nonqualified Holders will not have any rights as shareholders of Southern or the Surviving Corporation after the Effective Time except the right to receive the Cash Consideration, without interest, upon surrender to the Surviving Corporation of their certificates which previously represented shares of Southern Common Stock and dissenters' rights as described in Article III of this Plan of Merger.

          (b)          At the Effective Time, by virtue of the Merger and without any shareholder action, each issued and outstanding share of Merger Co. Common Stock will be cancelled without consideration.

          (c)          In no event will any Holder (as defined in Section 1.5) holding of record as of the Effective Time 500 or more shares in the aggregate be entitled to receive any consideration with respect to the shares so held except the right to continue to own those shares.

          (d)          It will be a condition precedent to the right of any Holder to receive Cash Consideration, if any, payable with respect to the shares held by such Holder that such Holder certify in the letter of transmittal (described in Section 2.2 below) that such Holder held of record fewer than 500 shares of Southern Common Stock in the aggregate immediately prior to the Effective Time.

          1.5          Certain Definitions.

          (a)          The term "Qualified Holder" means a Holder of Southern Common Stock who holds of record 500 or more shares of Southern Common Stock immediately prior to the Effective Time.

          (b)          The term "Nonqualified Holder" means a Holder of Southern Common Stock who is not a Qualified Holder.

          (c)          The term "Holder" means any record holder or holders of Southern Common Stock who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of Southern.

          1.6          Articles of Incorporation. The Articles of Incorporation of Southern in effect as of the Effective Time will be the Articles of Incorporation of the Surviving Corporation after the Merger until amended in accordance with applicable law.

          1.7          Bylaws. The Bylaws of Southern in effect as of the Effective Time will be the Bylaws of the Surviving Corporation after the Merger until amended in accordance with applicable law.

          1.8          Board of Directors. The directors of Southern immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time until their respective successors will have been elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

          1.9          Officers. The officers of Southern immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time until their respective successors have been elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

          1.10          Shareholder Approval. The Merger is subject to the condition that this Plan of Merger be approved by a vote of the holders of a majority of the issued and outstanding shares of Southern Common Stock.

ARTICLE II
STOCK CERTIFICATES

          2.1          Certificates Held by Qualified Holders. Certificates evidencing shares of Southern Common Stock held by a Qualified Holder as of the Effective Time will evidence the same number of shares of common stock of the Surviving Corporation after the Effective Time.

          2.2          Certificates Held by Nonqualified Holders. After the Effective Time, the Surviving Corporation will deliver to each Nonqualified Holder a letter of transmittal. This letter will describe how to exchange stock certificates for the Cash Consideration. Until presented to the Surviving Corporation as directed by the letter of transmittal, certificates that previously represented shares of Southern Common Stock held by a

Nonqualified Holder will only evidence the right to receive cash as provided in this Plan of Merger. Upon presentation to the Surviving Corporation of certificates that previously represented shares of Southern Common Stock held by a Nonqualified Holder, cash will be paid in an amount to which such holder will be entitled pursuant to Article I of this Plan of Merger. No interest will be due on any cash payable pursuant to this Plan of Merger, except as may be applicable pursuant to Article III.

ARTICLE III
DISSENTERS' RIGHTS

          Each Nonqualified Holder may elect to dissent from this Plan of Merger, and obtain payment for his or her shares of Common Stock, in the manner, with the rights, and subject to the requirements applicable to dissenting shareholders as provided in Sections 761 through 774 of the Act. No other Holder will have the right to dissent. As provided in Section 765 of the Act, a Nonqualified Holder who wishes to assert dissenters' rights must deliver to Southern, before the shareholder vote to approve this Plan of Merger is taken, a written notice of his or her intent to demand payment for his or her shares if this Plan of Merger is effectuated. In addition, the dissenting Nonqualified Holder must not vote his or her shares in favor of the Plan of Merger proposal.

ARTICLE IV
GENERAL PROVISIONS

          4.1          Resolution of Issues.

          (a)          Southern, or any other person or entity to which it may delegate or assign any responsibility or task, will have full discretion and exclusive authority to make such inquiries as it may deem appropriate for purposes of this Plan of Merger and resolve and determine in its sole discretion, all ambiguities, questions of fact, and interpretive and other matters relating to this Plan of Merger including, without limitation, any questions as to the number of shares held by any Holder immediately prior to the Effective Time. All determinations by Southern, or such a person or entity, will be final and binding on all parties, and no person or entity will have any recourse against Southern or any other person or entity with respect to such determinations.

          (b)          For purposes of Article I, Southern may, in its sole discretion, but will not be obligated to: (i) presume that any shares of Southern Common Stock held in a discrete account are held by a person distinct from any other person, notwithstanding that the registered Holder of a separate discrete account has the same or a similar name as the Holder of a different discrete account; and (ii) aggregate the shares held by any person or persons that Southern determines to constitute a single Holder for purposes of determining the number of shares held by such Holder.

          4.2          Governing Law. This Plan of Merger will be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law.

          4.3          Abandonment. At any time prior to the Effective Time, before or after approval of the Plan of Merger by the shareholders of Merger Co. and Southern, Merger Co. and Southern may abandon this Plan of Merger without further shareholder action by a written agreement signed by an officer of each of Merger Co. and Southern; provided, however, that if a certificate of merger has been filed, this Plan of Merger may not be abandoned unless a certificate of abandonment is filed with the Michigan Department of Labor and Economic Growth within 10 days of the abandonment, but not later than the proposed effective date. If abandoned, this Plan of Merger will terminate and be of no further force and effect, and no shareholder shall have any rights under this Plan of Merger.

          4.4          Amendment. Subject to compliance with applicable law, this Plan of Merger may be amended by a written agreement executed by Merger Co. and Southern and authorized by their respective Boards of Directors or duly authorized committees at any time before or after approval of the Plan of Merger by the shareholders of Merger Co. or Southern; provided, however, that after any approval of the transactions contemplated by this Plan of Merger by the shareholders of Southern, there may not be, without further approval of such shareholders, any amendment of this Plan of Merger which (i) alters or changes the amount or the form of the consideration to be delivered to the holders of Southern Common Stock other than as contemplated by this Plan of Merger, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, or (iii) adversely affects the holder of any stock of any of the constituent corporations.

          THIS AGREEMENT AND PLAN OF MERGER has been executed as of the date first above written.
SMB MERGER COMPANY		SOUTHERN MICHIGAN BANCORP, INC.

By:	/s/ John H. Castle	By:	/s/ John H. Castle
	John H. Castle		John H. Castle
	Chairman of the Board		Chairman of the Board

"Merger Co."		"Southern"

APPENDIX B

PROPOSED ARTICLE XIV

          No shareholder may transfer shares of common stock without the consent of the corporation if, as a result of an attempted transfer, the party who would receive the shares would own of record fewer than 100 shares of common stock. This restriction may be noted conspicuously on stock certificates issued or transferred after the effective date of the amendment adding this Article XIV to the Articles of Incorporation. For purposes of this Article XIV, "transfer" means any type of disposition, including but not limited to a sale, gift, contribution, pledge or other action that would result in a change of the record ownership of any share of common stock. It is the intent of the shareholders that this restriction on transfer will be enforced to the full extent, but only to the extent, it is enforceable against shareholders under the laws of the State of Michigan. The Corporation may determine issues relating to a proposed transfer in its discretion, including without limitation whether the transfer would or would not be in violation of this Article XIV and whether the restrictions of this Article XIV may or may not be enforced against a holder requesting a transfer of shares. The recording of a transfer on the stock records of the Corporation shall be conclusive evidence that the Corporation has consented to the transfer, if required under this Article XIV, and any transfer of shares recorded on the stock records of the Corporation will be valid for all purposes.

APPENDIX C

September 3, 2004

Board of Directors
Southern Michigan Bancorp, Inc.
51 W. Pearl Street
Coldwater, Michigan 49036

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the cash consideration of $29.00 per share to be received by the common shareholders of Southern Michigan Bancorp, Inc. ("Southern Michigan" or the "Company") holding fewer than 500 shares immediately prior to the Effective Time as defined in the Proxy Statement relating to the Agreement and Plan of Merger (the "Transaction"). Shareholders who hold 500 or more shares immediately prior to the Effective Time will be issued new shares, the number of which will depend on the number of pre-Transaction shares held. These shareholders may also be issued fractions of shares and will not receive cash from the Company. Shareholders who hold fewer than 500 shares immediately prior to the Effective Time will, as a result of the Transaction, no longer be shareholders of the Company and instead will receive cash in the amount of $29.00 per pre-Transaction share ("Transaction Consideration"). Thereafter, these shareholders shall cease to have any rights as shareholders of Southern Michigan except such rights, if any, as they may have pursuant to the Michigan Business Corporation Act, and, except as aforesaid, their sole right shall be the right to receive the Transaction Consideration as aforesaid, without interest thereon, upon surrender to the Southern Michigan of their certificates which theretofore represented shares of Southern Michigan Common Stock.

Donnelly Penman & Partners ("DP&P") is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. We are acting as financial advisor to Southern Michigan in connection with the Transaction and will receive a fee from Southern Michigan for our services pursuant to the terms of our engagement letter with Southern Michigan, dated as of July 28, 2004 (the "Engagement Letter").

In arriving at our Opinion, we have:

I.	Reviewed the Annual Reports of the Company for the years ended December 31, 2002 through 2003 as well as interim financial statements for the seven months ended July 31, 2004;

II.	Reviewed reports from the Board of Directors meetings held during the months of July and August, 2004;

III.	Reviewed the Company's 2003-2004 strategic plan;

IV.	Compared certain financial characteristics of the Company to certain publicly held companies we deemed relevant;

The Board of Directors
Southern Michigan Bancorp, Inc.
September 3, 2004

V.	Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

VI.	Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

VII.	Prepared a discounted cash flow analysis of the Company based on a financial forecast derived from discussions with and deemed reasonable by management of the Company; and

VIII.	Reviewed such other data, including financial and industry data, performed such other analyses and taken into account such other matters as we deemed necessary or appropriate.

In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement by Southern Michigan, we, with the consent of Southern Michigan, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by Southern Michigan. DP&P has further relied upon the assurance of management of Southern Michigan that they are unaware of any facts that would make the information provided by or available to Southern Michigan incomplete or misleading in any respect. With respect to the financial forecast information discussed with us by Southern Michigan, we have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the senior management of Southern Michigan as to the expected future financial performance of Southern Michigan. Southern Michigan's management team has undertaken and agreed to advise us promptly if any information previously provided has become inaccurate or is required to be updated during the period of our review.

No limitations were imposed by Southern Michigan on DP&P on the scope of DP&P's investigation or the procedures to be followed by DP&P in rendering this opinion. On August 31, 2004, the Board of Directors was provided with a DP&P valuation of the fully marketable, undiscounted value of a share of Southern Michigan common stock as of June 30, 2004. Although DP&P believes the value presented to the board was a reasonable valuation, the actual share valuation for purposes of this Transaction is at the sole discretion of the Board of Directors. In addition, DP&P was not requested to and did not make any recommendation to Southern Michigan's Board of Directors as to the form of the consideration to be paid to Southern Michigan's shareholders. DP&P was not requested to opine as to, and this opinion does not address, Southern Michigan's underlying business decision to proceed with or effect the Transaction or the relative merits of the Transaction compared to any alternative transaction that might be available to Southern Michigan.

DP&P did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of Southern Michigan, nor were we furnished with such materials. DP&P has not reviewed any individual credit files of Southern Michigan and has assumed, without independent verification, that the aggregate allowances for credit losses for Southern Michigan are adequate and appropriate to cover such losses. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and have been evaluated by us on the date of our opinion. We do not have any obligation to update our opinion, unless requested by Southern Michigan in writing to do so, and we expressly disclaim any responsibility to do so in the absence of any such request. Our services to Southern Michigan in connection with the Transaction have been comprised solely of financial advisory services, as described in the Engagement Letter.

The Board of Directors
Southern Michigan Bancorp, Inc.
September 3, 2004

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Southern Michigan. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to Southern Michigan. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of companies to which Southern Michigan is being compared. The analyses performed by DP&P were assigned a weighting based on DP&P's opinion of their relative comparability and significance with regard to the specific characteristics of Southern Michigan. The complete valuation provided to Southern Michigan on August 31, 2004, including a comprehensive explanation of methodologies utilized has been delivered to the Board of Directors of Southern Michigan. Additional copies are available to members of the Board of Directors of Southern Michigan and Southern Michigan management upon request. A duplication of this valuation is also presented in the Proxy Statement under the heading of Opinion of Financial Advisor.

Our opinion is furnished to the Board of Directors of Southern Michigan in connection with its consideration of the proposed Transaction and does not constitute a recommendation to or any advice to the Board of Directors of Southern Michigan or to any shareholder to take any other action in connection with the Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of DP&P to any such party. We hereby consent to the reference to our opinion in the proxy statement relating to the shares of common stock of Southern Michigan to be repurchased in the Transaction and to the inclusion of the foregoing opinion in the materials relating to the Transaction. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of August 31, 2004, the Transaction Consideration of $29.00 per share, is fair, from a financial point of view, to the common shareholders of Southern Michigan.

Very truly yours,

John C. Donnelly
Managing Director
Donnelly Penman & Partners

APPENDIX D

DISSENTERS' RIGHTS STATUTE

450.1761.          Definitions

Sec. 761.          As used in sections 762 to 774:
(a)	"Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(b)	"Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.

(c)	"Dissenter" means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

(d)

"Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(e)

"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(f)

"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(g)	"Shareholder" means the record or beneficial shareholder.

450.1762.	Shareholder's right to dissent, fair value of shares; exceptions to right to dissent

Sec. 762.

(1)	A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a)

Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

(b)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(c)

Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

(d)	An amendment of the articles of incorporation giving rise to a right to dissent pursuant to section 621.

(e)	A transaction giving rise to a right to dissent pursuant to section 754.

(f)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(g)	The approval of a control share acquisition giving rise to a right to dissent pursuant to section 799.

(2)	Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

(a)

Any corporate action set forth in subsection (1)(a) to (e) as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation's board is adopted in the case of a merger under section 711 not requiring shareholder vote under section 713.

(b)

A transaction described in subsection (1)(a) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the merger or any combination thereof.

(c)

A transaction described in subsection (1)(b) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange or any combination thereof.

(d)

A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, where the transaction is for cash or shares that satisfy the requirements of subdivision (a) on the date of closing or any combination thereof.

(3)

A shareholder entitled to dissent and obtain payment for his or her shares pursuant to subsection (1)(a) to (e) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(4)

A shareholder who exercises his or her right to dissent and seek payment for his or her shares pursuant to subsection (1)(f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

450.1763.	Dissenters' rights; partial dissenter, beneficial shareholder

Sec. 763.

(1)

A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if all of the following apply:

(a)	He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

(b)	He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

450.1764.	Corporate action creating dissenters' rights; vote at shareholders' meeting, notice; action taken without shareholder vote notice

Sec. 764.

(1)

If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this act and shall be accompanied by a copy of sections 761 to 774.

(2)

If corporate action creating dissenters' rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters' rights.

450.1765.	Shareholder asserting dissenter rights; written notice of intent to demand payment for shares, submission prior to vote at shareholder meeting

Sec. 765.

(1)

If proposed corporate action creating dissenters' rights under section 761 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.

450.1766.	Delivery of written dissenters notice by corporation; notice contents

Sec. 766.

(1)

If proposed corporate action creating dissenters' rights under section 762 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 765.

(2)	The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

(a)	State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

(b)	Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

(c)

Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares before the date.

(d)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

450.1767.	Shareholders sent dissenter's notice; demand for payment, certification of beneficial ownership date, deposit of certificates; rights retained; failure to demand payment

Sec. 767.

(1)

A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters'

notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

(2)

The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3)

A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.

450.1768.	Transfer of shares without certificates, restriction; rights retained

Sec. 768.

(1)

The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

(2)

The person for whom dissenters' rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

450.1769.	Payment to dissenters of estimated fair value of shares plus accrued interest; accompanying information

Sec. 769.

(1)

Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2)	The payment must be accompanied by all of the following:

(a)

The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and if available the latest interim financial statements.

(b)	A statement of the corporation's estimate of the fair value of the shares.

(c)	An explanation of how the interest was calculated.

(d)	A statement of the dissenter's right to demand payment under section 772.

450.1770.	Failure of corporation to take proposed action; return of certificates, release of transfer restrictions; taking action after return and release, new dissenter's notice

Sec. 770.

(1)

If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.

(2)

If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 766 and repeat the payment demand procedure.

450.1771.	Election by corporation to withhold payment from certain dissenters; estimate of fair value of shares, offer of payment, statement

Sec. 771.

(1)

A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice pursuant to section 766(2)(c).

(2)

To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 772.

450.1772.	Estimate of fair value, written notice; demand for payment, conditions; waiver of right to demand payment

Sec. 772.

(1)

A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation's offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

(a)	The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b)	The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

(c)

The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

(2)

A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

450.1773.	Unsettled demand for payment, appraisal proceedings; commencement, parties, jurisdiction, appraisers, discovery rights, judgment amount

Sec. 773.

(1)

If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)

The corporation shall commence the proceeding in the circuit court of the county in which the corporation's principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

(3)

The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)

The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5)

Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

450.1773a.	Appointment of referee to conduct proceedings; powers and duties

Sec. 773a.

(1)

In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee's consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:

(a)

To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

(b)

To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

(c)	To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

(d)	To place witnesses under oath and to examine witnesses.

(e)	To provide for the taking of testimony by deposition.

(f)	To regulate the course of the proceeding.

(g)

To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

(2)

The amount and manner of payment of the referee's compensation shall be determined by agreement between the referee and the parties, subject to the court's allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

(3)	The referee shall do all of the following:

(a)	Make a record and reporter's transcript of the proceeding.

(b)	Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

(c)	File the report with the court, together with all original exhibits and the reporter's transcript of the proceeding.

(4)

Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

450.1774.	Appraisal proceeding; determination of costs; assessment of costs, fees, and expenses

Sec. 774.

(1)

The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

(a)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

(b)

Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

(3)

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.